Exhibit 2.1

Distribution Agreement

Dated as of November 30, 2004

Between

Kimberly-Clark Corporation

and

Neenah Paper, Inc.

Table of Contents

ARTICLE I DEFINITIONS
SECTION 1.1	Definitions
SECTION 1.2	Interpretation

ARTICLE II BUSINESS SEPARATION
SECTION 2.1	Transfer of Neenah Business
SECTION 2.2	Retained Assets
SECTION 2.3	Assumption of Liabilities
SECTION 2.4	Retained Liabilities
SECTION 2.5	Sequencing of Transfers and Assumptions
SECTION 2.6	Termination of Existing Intercompany Agreements
SECTION 2.7	Shared Contracts
SECTION 2.8	Related Transactions

ARTICLE III THE DISTRIBUTION
SECTION 3.1	Issuance and Delivery of Neenah Shares
SECTION 3.2	Distribution of Neenah Shares
SECTION 3.3	Treatment of Fractional Shares
SECTION 3.4	Kimberly-Clark Board Action
SECTION 3.5	Additional Approvals

ARTICLE IV BUSINESS SEPARATION CLOSING MATTERS
SECTION 4.1	Delivery of Instruments of Conveyance
SECTION 4.2	Delivery of Other Agreements
SECTION 4.3	Provision of Corporate Records

ARTICLE V NO REPRESENTATIONS AND WARRANTIES
SECTION 5.1	No Kimberly-Clark Representations or Warranties

ARTICLE VI CERTAIN COVENANTS
SECTION 6.1	Neenah Menasha Water Company Payment
SECTION 6.2	Material Governmental Approvals and Consents
SECTION 6.3	Non-Assignable Contracts
SECTION 6.4	Novation of Assumed Liabilities; Release of Guarantees
SECTION 6.5	Further Assurances
SECTION 6.6	Identification of Transferred Intellectual Proporty
SECTION 6.7	Collection of Accounts Receivable
SECTION 6.8	Election of Neenah Board of Directors
SECTION 6.9	Late Payments
SECTION 6.10	Registration and Listing
SECTION 6.11	No Noncompetition
SECTION 6.12	Litigation
SECTION 6.13	Signs; Use of Company Name

i

SECTION 6.14	Commercially Reasonable Efforts
SECTION 6.15	Conduct of Neenah Business in Ordinary Course

ARTICLE VII CONDITIONS TO THE DISTRIBUTION
SECTION 7.1	Approval by Kimberly-Clark Board of Directors
SECTION 7.2	Receipt of IRS Private Letter Ruling and Opinion
SECTION 7.3	Compliance with State and Foreign Securities and “Blue Sky” Laws
SECTION 7.4	SEC Filings and Approvals
SECTION 7.5	Effectiveness of Registration Statement; No Stop Order
SECTION 7.6	Dissemination of Information to Kimberly-Clark Stockholders
SECTION 7.7	Approval of NYSE Listing Application
SECTION 7.8	Operating Agreements
SECTION 7.9	Resignations
SECTION 7.10	Consents
SECTION 7.11	No Actions
SECTION 7.12	Consummation of Pre-Distribution Transactions
SECTION 7.13	No Other Events
SECTION 7.14	Satisfaction of Conditions

ARTICLE VIII INSURANCE MATTERS
SECTION 8.1	Insurance Prior to the Distribution Date
SECTION 8.2	Ownership of Existing Policies and Programs
SECTION 8.3	Maintenance of Insurance for Neenah
SECTION 8.4	Acquisition and Maintenance of Post-Distribution Insurance by Neenah
SECTION 8.5	Property Damage and Business Interruption Insurance Claims Administration for Pre-Distribution Losses
SECTION 8.6	Liability and Workers Compensation Insurance Claims Administration for Pre-Distribution Occurrences
SECTION 8.7	Non-Waiver of Rights to Coverage
SECTION 8.8	Scope of Affected Policies of Insurance

ARTICLE IX EXPENSES AND WORKING CAPITAL
SECTION 9.1	Allocation of Expenses
SECTION 9.2	Debt Issuance Costs
SECTION 9.3	Capital Expenditures True-Up

ARTICLE X INDEMNIFICATION
SECTION 10.1	Release of Pre-Distribution Claims
SECTION 10.2	Indemnification by Neenah
SECTION 10.3	Indemnification by Kimberly-Clark
SECTION 10.4	Applicability of and Limitation on Indemnification
SECTION 10.5	Adjustment of Indemnifiable Losses
SECTION 10.6	Procedures for Indemnification of Third Party Claims
SECTION 10.7	Procedures for Indemnification of Direct Claims
SECTION 10.8	Contribution

SECTION 10.9	Remedies Cumulative
SECTION 10.10	Survival

ARTICLE XI DISPUTE RESOLUTION
SECTION 11.1	Escalation and Mediation
SECTION 11.2	Continuity of Service and Performance
SECTION 11.3	Choice of Forum
SECTION 11.4	Ability to Pursue Other Legal Remedies

ARTICLE XII ACCESS TO INFORMATION AND SERVICES
SECTION 12.1	Agreement for Exchange of Information
SECTION 12.2	Ownership of Information
SECTION 12.3	Compensation for Providing Information
SECTION 12.4	Retention of Records
SECTION 12.5	Limitation of Liability
SECTION 12.6	Production of Witnesses
SECTION 12.7	Confidentiality
SECTION 12.8	Privileged Matters

ARTICLE XIII MISCELLANEOUS
SECTION 13.1	Entire Agreement
SECTION 13.2	Choice of Law and Forum
SECTION 13.3	Amendment
SECTION 13.4	Waiver
SECTION 13.5	Partial Invalidity
SECTION 13.6	Execution in Counterparts
SECTION 13.7	Successors and Assigns
SECTION 13.8	Third Party Beneficiaries
SECTION 13.9	Notices
SECTION 13.10	Performance
SECTION 13.11	Force Majeure
SECTION 13.12	No Public Announcement
SECTION 13.13	Termination

Schedules:
Schedule 1.1B	Intellectual Property License Agreements
Schedule 2.1(d)(i)	Owned Real Property
Schedule 2.1(d)(ii)	Real Estate Leases
Schedule 2.1(e)	Personal Property Leases
Schedule 2.1(g)	Transferred Intellectual Property
Schedule 2.1(h)(i)	Acquisition Contracts
Schedule 2.1(h)(ii)	Raw Material Contracts
Schedule 2.1(h)(iii)	Service Contracts
Schedule 2.1(h)(iv)	Transferred Shared Contracts
Schedule 2.1(h)(v)	Miscellaneous Contracts

Schedule 2.1(m)	Transferred Trademarks
Schedule 2.2(k)	Other Retained Assets
Schedule 2.4(d)	Certain Retained Liabilities
Schedule 2.5(d)(i)(A)	Terrace Bay Owned Real Property
Schedule 2.5(d)(i)(B)	Pictou Owned Real Property
Schedule 2.5(d)(i)(C)	Neenah Woodlands
Schedule 2.6	Intercompany Agreements
Schedule 2.7	Shared Contracts
Schedule 6.8	Neenah Board of Directors
Schedule 6.12(a)	Certain Assumed Actions
Schedule 6.12(b)	Certain Transferred Actions
Schedule 8.3	Insurance Policies
Schedule 8.6	K-C Administered Claims

DISTRIBUTION AGREEMENT

THIS AGREEMENT is made as of November 30, 2004 by and between Kimberly-Clark Corporation (“Kimberly-Clark”), a Delaware corporation, and Neenah Paper, Inc. (“Neenah”), a Delaware corporation, and, as of the date hereof, a wholly-owned subsidiary of Kimberly-Clark.

WHEREAS, Kimberly-Clark, through its pulp and paper division and certain foreign subsidiaries and affiliates, is engaged in the business of (i) manufacturing and selling fine paper and technical paper and (ii) producing and selling pulp (the “Neenah Business”);

WHEREAS, the Board of Directors of Kimberly-Clark has determined that it would be advisable and in the best interests of Kimberly-Clark and its stockholders for Kimberly-Clark to transfer and assign, or cause to be transferred and assigned, to Neenah the business, operations, assets and liabilities related to the Neenah Business;

WHEREAS, Kimberly-Clark has agreed to transfer and assign, or cause to be transferred or assigned, to the Neenah Parties (as hereinafter defined) substantially all of the assets and properties of the Neenah Business and Neenah has agreed to the transfer and assignment of such assets and to assume, or cause to be assumed, substantially all of the liabilities and obligations arising out of or relating to the Neenah Business (the “Contribution”);

WHEREAS, the Board of Directors of Kimberly-Clark has determined that it would be advisable and in the best interests of Kimberly-Clark and its stockholders for Kimberly-Clark to distribute on a pro rata basis to the holders of Kimberly-Clark’s common stock, par value $1.25 per share (“Kimberly-Clark Common Stock”), without any consideration being paid by the holders of such Kimberly-Clark Common Stock, all of the outstanding shares of Neenah common stock, par value $0.01 per share (together with the preferred share purchase rights associated therewith, the “Neenah Common Stock”), then owned by Kimberly-Clark (the “Distribution”);

WHEREAS, for federal income tax purposes, the Contribution and Distribution are intended to qualify for tax-free treatment under Sections 355 and 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, it is appropriate and desirable to set forth the principal transactions required to effect the Contribution and Distribution and certain other agreements that will govern the relationship of Kimberly-Clark and Neenah following the Distribution.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

SECTION 1.1  Definitions.  As used in this Agreement, the following terms shall have the meanings set forth in this Section 1.1.

“Actions” means any action, claim, demand, suit, arbitration, inquiry, subpoena, discovery request, proceeding or investigation by or before any court or grand jury, any governmental or other regulatory or administrative entity, agency or commission or any arbitration tribunal, domestic or foreign.

“Actual Neenah Capital Expenditure Amount” has the meaning set forth in Section 9.3.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person.  For the purpose of this definition, the term “control” means the power to direct the management of an entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the term “controlled” has the meaning correlative to the foregoing.  After the Distribution, Neenah and Kimberly-Clark shall not be deemed to be under common control for purposes hereof due solely to the fact that Neenah and Kimberly-Clark have common stockholders.

“Agent” means EquiServe Trust Company, N.A., the distribution agent appointed by Kimberly-Clark to distribute shares of Neenah Common Stock pursuant to the Distribution.

“Assumed Actions” has the meaning set forth in Section 6.12(a).

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Balance Sheet” has the meaning set forth in Section 2.1(a).

“Budget” has the meaning set forth in Section 9.1.

“Canadian Asset Purchase Agreement” means the Asset Purchase Agreement, dated the date hereof, between KCI and NPCC.

“Cash Reserve” has the meaning set forth in Section 6.1.

“Canso Chemical” means Canso Chemical Limited, a Nova Scotia corporation.

“Code” has the meaning set forth in the Recitals.

“Contracts” has the meaning set forth in Section 2.1(h).

“Contribution” has the meaning set forth in the Recitals.

“Conveyancing Instruments” has the meaning set forth in Section 4.1.

“Copyrights” means United States and foreign copyrights, both registered and unregistered, along with the registrations and applications to register any such copyrights.

“Corporate Services Agreement” means the Corporate Services Agreement, dated the date hereof, between Kimberly-Clark and Neenah.

“Credit Facility” means a $150 million senior secured revolving credit facility to be entered into by Neenah.

“Debt” means the Credit Facility and the notes issued by Neenah pursuant to the Note Offering.

“Debt Issuance Costs” means the fees and expenses incurred in connection with negotiating, documenting and closing the Debt, including the underwriting fees for the Debt, the fees of Moody’s Investor Services and Standard & Poor for establishing an initial debt rating for the Debt, the legal fees of counsel for the lenders under the Credit Facility, the legal fees of counsel for Neenah in connection with the issuance of the Debt, pre-Distribution expenses incurred by Neenah in connection with meeting with prospective purchasers of the notes to be issued in the Note Offering, the fees and expenses of the trustee and its counsel under the Note Offering, printing, reproduction and delivery expenses relating to the Note Offering (including postage, air freight charges and charges for counting and packaging), authentication, stamp or transfer taxes and related expenses for the Note Offering, any federal or state “blue sky” securities registration fees and expenses (including SEC and state filing fees and the reasonable fees and expenses of counsel relating to such registration) in connection with the Note Offering, cost of surveys conducted at the lenders request in the United States in connection with the Credit Facility, costs of appraisals and field exams conducted by or at the request of the lenders in connection with the Credit Facility, mortgagee title insurance for the benefit of the lenders under the Credit Facility and fees relating to the filing and recordation of security interests and mortgages under the Credit Facility.

“Distribution” has the meaning set forth in the Recitals.

“Distribution Date” means the date determined by the Board of Directors of Kimberly-Clark as the date on which the Distribution is payable to holders of Kimberly-Clark Common Stock on the Record Date.

“Effective Time” means midnight (i.e., end of day) on November 30, 2004.

“Employee Matters Agreement” means the Employee Matters Agreement, dated the date hereof, between Kimberly-Clark and Neenah.

“Escalation Notice” has the meaning set forth in Section 11.1(a).

“Excess Expenses” has the meaning set forth in Section 9.1.

“Expenses” means any and all expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals).

“Foreign Exchange Rate” means, with respect to any currency other than United States dollars, as of any date of determination, the rate set forth in the exchange rate section of the Wall Street Journal or, if not published in the Wall Street Journal, then the average of the opening bid and asked rates on such date at which such currency may be exchanged for United States dollars as quoted by JPMorgan Chase Bank (or any successor thereto or other major money center commercial bank agreed to by the Parties).

“Governmental Authority” means any foreign, federal, state, local or other government, governmental, statutory or administrative authority, regulatory body or commission or any court, tribunal or judicial or arbitral body.

“Incremental Debt Issuance Costs” means any increase in Debt Issuance Costs arising out of increasing the Note Offering from $200 million to $225 million.

“Indemnified Party” has the meaning set forth in Section 10.5(a).

“Indemnifying Party” has the meaning set forth in Section 10.5(a).

“Indemnity Payment” has the meaning set forth in Section 10.5(a).

“Information” has the meaning set forth in Section 12.1(a).

“Information Statement” has the meaning set forth in Section 6.10.

“Insurance Charges” has the meaning set forth in Section 8.6(d).

“Intellectual Property License Agreements” means licenses relating to the Patents and patent disclosures set forth on Schedule 1.1B.

“Intercompany Agreements” means any Contract between Kimberly-Clark or one of its Subsidiaries and Neenah or one of its Subsidiaries entered into prior to the Distribution excluding this Agreement and the Operating Agreements.

“Intercompany Note” has the meaning set forth in Section 2.5(c)(i).

“IP Assumed Liabilities” has the meaning set forth in Section 2.5(e)(ii).

“IRS” means the Internal Revenue Service.

“K-C Administered Claims” has the meaning set forth in Section 8.6(a).

“KCGS” has the meaning set forth in Section 2.5(a)(i).

“KCI” has the meaning set forth in Section 2.5(d)(i).

“KCW” has the meaning set forth in Section 2.5(c)(i).

“Kimberly-Clark” has the meaning set forth in the first paragraph of this Agreement.

“Kimberly-Clark Common Stock” has the meaning set forth in the Recitals.

“Kimberly-Clark Parties” means Kimberly-Clark and its Subsidiaries (including those formed or acquired after the date hereof), other than the Neenah Parties.

“Kimberly-Clark Policies” has the meaning set forth in Section 8.2.

“Kimberly-Clark Indemnified Parties” has the meaning set forth in Section 10.2.

“Liability” means any and all debts, liabilities and obligations, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising (unless otherwise specified in this Agreement), including all costs and expenses relating thereto, and including, without limitation, those debts, liabilities and obligations arising under any law, rule, regulation, Action, threatened Action, order or consent decree of any Governmental Authority or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking.

“Losses” means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, fees, expenses, deficiencies, claims or other charges, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown (including, without limitation, the costs and expenses of any and all Actions, threatened Actions, demands, assessments, judgments, settlements and compromises relating thereto and attorneys’ fees and any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened Actions).

“Manufacturing Assets” has the meaning set forth in Section 2.5(g)(i).

“Manufacturing Assumed Liabilities” has the meaning set forth in Section 2.5(g)(ii).

“Material Governmental Approvals and Consents” means any material notices, reports or other filings to be made with or to, or any material consents, registrations, approvals, permits, clearances or authorizations to be obtained from, any Governmental Authority.

“Neenah” has the meaning set forth in the first paragraph of this Agreement.

“Neenah Business” has the meaning set forth in the recitals.

 “Neenah Common Stock” has the meaning set forth in the recitals.

“Neenah Distributable Share” means, for each holder of record of Kimberly-Clark Common Stock as of the close of business on the Record Date, one share of Neenah Common Stock for every 33 shares of Kimberly-Clark Common Stock outstanding and held of record by such holder at such time.

“Neenah Indemnified Parties” has the meaning set forth in Section 10.3.

“Neenah Menasha Water Company” means Neenah and Menasha Water Power Company, a Wisconsin corporation.

“Neenah Michigan” means Neenah Michigan, Inc., a Delaware corporation.

“Neenah Paper Products” means the fine paper manufactured by the Neenah Business.

“Neenah Parties” means Neenah, NP Sales, NPCC, Neenah Michigan and any Subsidiaries of Neenah formed or acquired after the date hereof.

“Neenah Share(s)” mean(s) each share of Neenah Common Stock.

“Neenah Woodlands” has the meaning set forth in Section 2.5(d)(i).

“Non-Permitted Names” has the meaning set forth in Section 6.13.

“Note Offering” means the offering by Neenah pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended, of senior unsecured notes of Neenah in the aggregate principal amount of up to $225 million (the “Original Notes”) and: (a) the filing of a registration statement with the SEC with respect to a registered offer to exchange the Original Notes for new notes of Neenah having terms substantially identical in all material respects to the Original Notes and the offering of such new notes in exchange for surrender of the Original Notes, or (b) the filing of a “shelf” registration statement covering resales of the Original Notes.

“NPCC” has the meaning set forth in Section 2.5(c)(iii).

“NPCC Assumed Liabilities” has the meaning set forth in Section 2.5(d)(ii).

“NPCC Transferred Assets” has the meaning set forth in Section 2.5(d)(i).

“NP Sales” has the meaning set forth in Section 2.5(a)(i).

“NP Sales Assumed Liabilities” has the meaning set forth in Section 2.5(a)(ii).

“NP Sales Transferred Assets” has the meaning set forth in Section 2.5(a)(i).

“NYSE” means the New York Stock Exchange, Inc.

“Operating Agreements” means the Pulp Supply Agreement, the Canadian Asset Purchase Agreement, the Intellectual Property License Agreements, the Corporate Services Agreement, the Employee Matters Agreement, the Tax Sharing Agreement and any other agreement entered into on or before the Distribution Date regarding the ongoing business and service relationships between the Kimberly-Clark Parties and Neenah Parties.

“Ordinary Course” has the meaning set forth in Section 6.15.

“Owned Real Property” has the meaning set forth in Section 2.1(d)(i).

“Paper Products” means the fine paper and technical paper manufactured by the Neenah Business.

“Party” means the Kimberly-Clark Parties or the Neenah Parties.

“Patents” means United States and foreign patents and applications for patents, including any continuations, continuations-in-part, divisions, renewals, reissues and extensions thereof.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or Governmental Authority.

“Personal Property Leases” has the meaning set forth in Section 2.1(e).

“Pictou Mill” means the pulp manufacturing mill located on the Owned Real Property set forth on Schedule 2.5(d)(i)(B).

“Pictou Transferred Assets” has the meaning set forth in Section 2.5(d)(i).

“Prime Rate” means the rate that JP Morgan Chase Bank (or any successor thereto or other major money center commercial bank agreed to by the Parties) announces from time to time as its prime lending rate, as in effect from time to time.

“Privilege” has the meaning set forth in Section 12.8(a).

“Privileged Information” has the meaning set forth in Section 12.8(a).

“Pro-Rata Neenah Capital Expenditure Budget” means $17,233,333.

“Pulp Supply Agreement” means the Pulp Supply Agreement, dated the date hereof, between Kimberly-Clark and Neenah.

“Real Estate Leases” has the meaning set forth in Section 2.1(d)(ii).

“Receivables” has the meaning set forth in Section 2.1(b)(i).

“Record Date” means the date determined by the Board of Directors of Kimberly-Clark as the record date for the Distribution.

“Registration Statement” has the meaning set forth in Section 6.10.

“Repairs” has the meaning set forth in Section 6.1.

“Retained Assets” has the meaning set forth in Section 2.2.

“Retained Business” means the business of Kimberly-Clark and its Subsidiaries other than the Neenah Business.

“Retained Liabilities” has the meaning set forth in Section 2.4.

“SEC” means the United States Securities and Exchange Commission.

“Shared Contract” means a Contract with a third Person that directly benefits both the Kimberly-Clark Parties and the Neenah Parties.

“Software” means computer software programs, in source code and object code form, including, without limitation, all related source diagrams, flow charts, specifications, documentation and all other materials and documentation necessary to allow a reasonably skilled third party programmer or technician to maintain, support or enhance the Software.

“Startup Costs” has the meaning set forth in Section 9.1.

“Subsidiary” means, when used with reference to any Person, any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; provided, however, that no Person that is not directly or indirectly wholly-owned by any other Person shall be a Subsidiary of such other Person unless such other Person controls, or has the right, power or ability to control, that Person.  After the Distribution, Neenah and Kimberly-Clark shall not be deemed to be under common control for purposes hereof due solely to the fact that Neenah and Kimberly-Clark have common stockholders.

“Targeted Debt Issuance Costs” means $11,984,327.

“Tax Sharing Agreement” means the Tax Sharing Agreement, dated the date hereof, between Kimberly-Clark and Neenah.

“Terrace Bay Mill” means the dual-line pulp manufacturing mill located on the Owned Real Property set forth in Schedule 2.5(d)(i)(A).

“Terrace Bay Transferred Assets” has the meaning set forth in Section 2.5(d)(i).

“Third Party Claim” has the meaning set forth in Section 10.6(a).

“Third Party Consents” has the meaning set forth in Section 6.14.

“Trademarks” means all United States, state and foreign trademarks, service marks, logos, trade dress and trade names, whether registered or unregistered, including all goodwill associated with the foregoing, and all registrations and pending applications to register the foregoing.

 “Transferred Actions” has the meaning set forth in Section 6.12(b).

“Transferred Assets” has the meaning set forth in Section 2.1.

“Transferred Intellectual Property” has the meaning set forth in Section 2.1(g).

“Uninsured Claim” has the meaning set forth in Section 8.6(c).

SECTION 1.2  Interpretation.  (a)  In this Agreement, unless the context clearly indicates otherwise:

(i)            words used in the singular include the plural and words used in the plural include the singular;

(ii)           reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement;

(iii)          reference to any gender includes the other gender;

(iv)          the word “including” means “including but not limited to”;

(v)           reference to any Article, Section, Exhibit or Schedule means such Article or Section of, or such Exhibit or Schedule to, this Agreement, as the case may be, and references in any Section or definition to any clause means such clause of such Section or definition;

(vi)          the words “herein,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof;

(vii)         reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;

(viii)        reference to any law (including statutes and ordinances) means such law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

(ix)           relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including”;

(x)            accounting terms used herein shall have the meanings historically ascribed to them by Kimberly-Clark and its Subsidiaries based upon Kimberly-Clark’s internal financial policies and procedures in effect prior to the date of this Agreement;

(xi)           if there is any conflict between the provisions of the body of this Agreement and the Exhibits or Schedules hereto, the provisions of the body of this Agreement shall control unless explicitly stated otherwise in such Exhibit or Schedule;

(xii)          the titles to Articles and headings of Sections contained in this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement;

(xiii)         any portion of this Agreement obligating a Party to take any action or refrain from taking any action, as the case may be, shall mean that such Party shall also be obligated to cause its relevant Subsidiaries to take such action or refrain from taking such action, as the case may be; and

(xiv)        unless otherwise specified in this Agreement, all references to dollar amounts herein shall be in respect of lawful currency of the United States.

(b)           This Agreement was negotiated by the Parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against either Party shall not apply to any construction or interpretation hereof.

ARTICLE II
BUSINESS SEPARATION

SECTION 2.1  Transfer of Neenah Business.  As more fully set forth in this Article II and subject to the terms and conditions of this Agreement and the Operating Agreements, prior to the Distribution, Kimberly-Clark shall, and shall cause its Subsidiaries to, convey, assign, transfer, contribute and set over, or cause to be conveyed, assigned, transferred, contributed and set over, to the Neenah Parties, and Neenah shall cause the Neenah Parties to accept and receive, all right, title and interest of Kimberly-Clark and its Subsidiaries in and to the tangible and intangible assets used primarily in the Neenah Business (all of such assets being hereinafter referred to as the “Transferred Assets”), including the following:

(a)           Balance Sheet Assets.  all assets reflected or disclosed on the unaudited balance sheet of the Neenah Business as of September 30, 2004 attached as Exhibit A hereto (the “Balance Sheet”), including all machinery, equipment, furniture and other tangible personal property, whether owned or leased, used primarily in the Neenah Business, subject to acquisitions, dispositions and adjustments in the ordinary course of the Neenah Business, consistent with past practice, after such date;

(b)           Receivables.

(i)            all accounts receivable, notes receivable, lease receivables, prepayments (other than prepaid insurance), advances and other receivables arising out of or produced by the Neenah Business and owing by any Persons (the “Receivables”);

(ii)           all cash payments received after the Distribution Date on account of the Receivables;

(iii)          all manufacturers’ warranties or guarantees related primarily to the Transferred Assets; and

(iv)          any and all manufacturers’ or third party service or replacement programs related primarily to the Transferred Assets;

(c)           Inventories.  all supplies, packaging and other inventories used primarily in the Neenah Business;

(d)           Owned Real Property and Real Estate Leases.

(i)            those certain parcels of land described on Schedule 2.1(d)(i) (the “Owned Real Property”) and any and all improvements, fixtures, machinery, equipment and other property located on the premises demised under such Owned Real Property; and

(ii)           those certain real estate leases set forth on Schedule 2.1(d)(ii) (the “Real Estate Leases”) and any and all improvements, fixtures, machinery, equipment and other property located on the premises demised under such Real Estate Leases;

(e)           Personal Property Leases.  those certain machinery, equipment or other tangible personal property leases (the “Personal Property Leases”) set forth on Schedule 2.1(e);

(f)            Equipment.  all manufacturing plants, fixtures, machinery, installations, equipment, computers, furniture, tools, spare parts, supplies, automobiles, trucks, materials, and other personal property used primarily in the Neenah Business;

(g)           Intellectual Property.  (i) all Copyrights, Patents and Software set forth on Schedule 2.1(g); (ii) all business and technical information, nonpatented inventions, and patent disclosures set forth on Schedule 2.1(g), (iii) all discoveries, processes, formulations, trade secrets, know-how and technical data used primarily in the Neenah Business made or conceived by employees, consultants or contractors of Kimberly-Clark or its Subsidiaries as to which Kimberly-Clark or its Subsidiaries have rights under any agreement or otherwise relating to the foregoing; (iv) all business and technical information, nonpatented inventions, discoveries, processes, formulations, trade secrets, know-how and technical data used primarily in the Neenah Business made or conceived by third parties as to which Kimberly-Clark or its Subsidiaries have rights pursuant to executory agreements with said third parties relating to the foregoing; (v) all permits, grants, contracts, agreements and licenses running to or from Kimberly-Clark  or its Subsidiaries relating to the foregoing; and (vi) all rights that are associated with the foregoing (collectively, the “Transferred Intellectual Property”);

(h)           Contracts.  all contracts, agreements, arrangements, leases, manufacturers’ warranties, memoranda, understandings and offers open for acceptance of any nature, whether written or oral (the “Contracts”) set forth below (other than Real Estate Leases and Personal Property Leases):

(i)            all Contracts related to acquisitions or divestitures of assets or stock related primarily to the Neenah Business, including Contracts related to the transactions set forth on Schedule 2.1(h)(i), except to the extent any such Contracts relate to the Retained Business and except to the extent indicated on Schedule 2.1(h)(i);

(ii)           all supplier Contracts related primarily to the Neenah Business relating either to raw materials or distributed products, including those set forth on Schedule 2.1(h)(ii);

(iii)          all Contracts with third-parties related primarily to the Neenah Business relating to services provided to, or for the benefit of, Neenah, including those set forth on Schedule 2.1(h)(iii);

(iv)          the Shared Contracts set forth on Schedule 2.1(h)(iv); and

(v)           all other Contracts related primarily to the Neenah Business, including those set forth on Schedule 2.1(h)(v).

(i)            Permits and Licenses.  all permits, approvals, licenses, franchises, authorizations or other rights granted by any Governmental Authority held or applied for by Kimberly-Clark and its Subsidiaries and that are used primarily in the Neenah Business or that relate primarily to the Transferred Assets, and all other consents, grants and other rights that are used primarily for the lawful ownership of the Transferred Assets or the operation of the Neenah Business and that are legally transferable to Neenah;

(j)            Claims and Indemnities.  all rights, claims, demands, causes of action, judgments, decrees and rights to indemnity or contribution, whether absolute or contingent, contractual or otherwise, in favor of Kimberly-Clark or any of its Subsidiaries relating primarily to the Neenah Business, including the right to sue, recover and retain such recoveries and the right to continue in the name of Kimberly-Clark and its Subsidiaries any pending actions relating to the foregoing, and to recover and retain any damages therefrom;

(k)           Books and Records.  all books and records (including all records pertaining to customers, suppliers and personnel), wherever located, that are related primarily to the Neenah Business;

(l)            Supplies.  all office supplies, production supplies, spare parts, purchase orders, forms, labels, shipping material, art work, catalogues, sales brochures, operating manuals and advertising and promotional material and all other printed or written material used primarily in the Neenah Business;

(m)          Trademarks.  all Trademarks and domain names set forth on Schedule 2.1(m);

(n)           Tax Credits.  any right, title or interest in any tax refund, credit or benefit to which any of the Neenah Parties is entitled in accordance with the terms of the Tax Sharing Agreement;

(o)           Neenah Menasha Water Company and Canso Chemical.  all of Kimberly-Clark’s right, title and interest in 1,761 shares of common stock of Neenah Menasha Water Company representing 80.4% of its issued and outstanding shares of common stock, and all of KCW’s right, title and interest in 11,140 shares of common stock of Canso Chemical representing one-third of its issued and outstanding shares of common stock;

(p)           Neenah Michigan.  All of Kimberly-Clark’s right, title and interest in and to its ownership interest in Neenah Michigan; and

(q)           Other Assets.  all other assets, tangible or intangible, including all goodwill, that are used primarily in the Neenah Business, including, without limitation, domain names and websites, other than email addresses.

SECTION 2.2  Retained Assets.  Notwithstanding anything to the contrary herein, the following assets (the “Retained Assets”) are not, and shall not be deemed to be, Transferred Assets:

(a)           cash and cash equivalents, any cash on hand or in bank accounts, certificates of deposit, commercial paper and similar securities, except for (i) deposits securing bonds, letters of credit, leases and all other obligations related primarily to the Neenah Business, (ii) petty cash and impressed funds related primarily to the Neenah Business, and (iii) cash, cash equivalents, certificates of deposit, commercial paper and similar securities held in bank accounts of Neenah or any of its Subsidiaries;

(b)           any right, title or interest in and to any tax refund, credit or benefit to which any of the Kimberly-Clark Parties is entitled in accordance with the terms of the Tax Sharing Agreement;

(c)           any amounts accrued on the books and records of Kimberly-Clark or its Subsidiaries with respect to any Retained Liabilities;

(d)           except as provided in the Employee Matters Agreement, assets relating primarily to the provision of benefits to present or former employees of the Neenah Business;

(e)           any right, title or interest in and to any prepaid insurance premiums for the Kimberly-Clark Policies existing immediately prior to the Distribution;

(f)            all other assets of Kimberly-Clark and its Subsidiaries other than the Transferred Assets;

(g)           all Trademarks and domain names other than the Trademarks and domain names set forth on Schedule 2.1(m);

(h)           all Copyrights, Patents and Software other than the Copyrights, Patents and Software set forth on Schedule 2.1(g);

(i)            all Patents and patent disclosures covered by the Intellectual Property License Agreements;

(j)            all Shared Contracts not set forth on Schedule 2.1(h)(iv); and

(k)           all other assets set forth on Schedule 2.2(k).

SECTION 2.3  Assumption of Liabilities.  In connection with the transactions contemplated by Section 2.1, and except as set forth in Section 2.4, Neenah shall, and shall cause the Neenah Parties to assume, on a joint and several basis with Neenah, and to pay, comply with and discharge all contractual and other Liabilities in accordance with their terms of Kimberly-

Clark or its Subsidiaries arising out of the ownership or use of the Transferred Assets or the operation of the Neenah Business, whether due or to become due, including:

(a)           all Liabilities of Kimberly-Clark and its Subsidiaries that are reflected, disclosed or reserved for on the Balance Sheet, as such Liabilities may be increased or decreased in the operation of the Neenah Business from the date of the Balance Sheet through the Distribution Date;

(b)           all Liabilities of Kimberly-Clark and its Subsidiaries under or related to the Real Estate Leases, the Personal Property Leases and the Contracts, such assumption to occur as (i) assignee if such Real Estate Leases, Personal Property Leases and Contracts are assignable and are assigned or otherwise transferred to the Neenah Parties, or (ii) subcontractor, sublessee or sublicensee as provided in Section 6.3 if such assignment of such Real Estate Leases, Personal Property Leases and Contracts and/or proceeds thereof is prohibited by law, by the terms thereof or not permitted by the other contracting party;

(c)           all Liabilities of Kimberly-Clark and its Subsidiaries in connection with claims of past or current employees of the Neenah Business, except as otherwise expressly provided in this Agreement or the Employee Matters Agreement;

(d)           all Liabilities of Kimberly-Clark and its Subsidiaries related to any and all Actions asserting a violation of any law, rule or regulation arising out of the operations of the Neenah Business or the ownership or use of the Transferred Assets, whether before or after the Distribution Date and all Liabilities relating to Assumed Actions;

(e)           all Liabilities for which Neenah is liable in accordance with the terms of the Tax Sharing Agreement;

(f)            all Liabilities of Neenah Michigan; and

(g)           all other Liabilities of Kimberly-Clark and its Subsidiaries arising out of the ownership or use of the Transferred Assets or the operation of the Neenah Business, whether existing on the date hereof or arising at any time or from time to time after the date hereof, and whether based on circumstances, events or actions arising heretofore or hereafter, whether or not such Liabilities shall have been disclosed herein, and whether or not reflected on the books and records of Kimberly-Clark and its Subsidiaries or Neenah and its Subsidiaries or the Balance Sheet.

The Liabilities described in this Section 2.3 are referred to in this Agreement collectively as the “Assumed Liabilities.”

SECTION 2.4  Retained Liabilities.  Notwithstanding anything to the contrary in this Agreement, neither Neenah nor any of the other Neenah Parties shall assume any of the following Liabilities of the Kimberly-Clark Parties (the “Retained Liabilities”):

(a)           except as provided in the Employee Matters Agreement, the Liabilities under the Kimberly-Clark employee benefit plans;

(b)           all Liabilities for which Kimberly-Clark is liable in accordance with the terms of the Tax Sharing Agreement;

(c)           all Liabilities arising out of the ownership or use of the Retained Assets or the operation of the Retained Business; and

(d)           the Liabilities set forth on Schedule 2.4(d).

SECTION 2.5  Sequencing of Transfers and Assumptions.  The conveyance of the Transferred Assets and the assumption of the Assumed Liabilities described in Sections 2.1 and 2.3, respectively, shall be effected as follows:

(a)           First Contribution.  (i) Kimberly-Clark shall cause Kimberly-Clark Global Sales, Inc., a Delaware corporation (“KCGS”), to contribute to Neenah Paper Sales, Inc., a Delaware corporation (“NP Sales”), as an additional contribution to capital without the issuance of additional shares of capital stock, all of KCGS’ right, title and interest in and to the Transferred Assets used primarily in the sale and marketing of the Paper Products (the “NP Sales Transferred Assets”).

(ii)           In consideration for and simultaneous with the consummation of the transactions described in Section 2.5(a)(i), Neenah shall cause NP Sales to assume on a joint and several basis with Neenah, and to discharge in accordance with their respective terms, all of the Assumed Liabilities arising out of the ownership or use of the NP Sales Transferred Assets (the “NP Sales Assumed Liabilities”).

(b)           First Distribution.  Immediately following the consummation of the transactions described in Section 2.5(a), Kimberly-Clark shall cause KCGS to transfer to Kimberly-Clark, as a dividend, all of KCGS’ right, title and interest in and to the capital stock of NP Sales.

(c)           Capitalization of Neenah Paper.  (i) Immediately following the consummation of the transactions described in Section 2.5(b), Kimberly-Clark shall cause Kimberly-Clark Worldwide, Inc., a Delaware corporation (“KCW”), to contribute to Neenah as an additional contribution to capital without the issuance of additional shares of capital stock, $55,604,215 and to loan Neenah $213,395,785 in exchange for a promissory note (the “Intercompany Note”), which shall be due and payable immediately following the consummation of the transactions described in Section 2.8(a).

(ii)           Immediately following the consummation of the transactions described in Section 2.5(c)(i), Neenah shall contribute to Neenah Paper Company of Canada, a Nova Scotia unlimited liability company (“NPCC”), $269 million as a contribution to capital in exchange for 1,000 additional shares of capital stock of NPCC.

(d)           Acquisition of Mills and Woodlands.  (i) Immediately following the consummation of the transactions described in Section 2.5(c)(ii) and pursuant to the Canadian Asset Purchase Agreement, Kimberly-Clark shall cause Kimberly-Clark, Inc., an Ontario corporation (“KCI”), to sell, transfer, assign and convey to NPCC, and Neenah shall cause NPCC to purchase for $269 million, all of KCI’s right, title and interest in and to (A) the Owned Real Property set forth on Schedule 2.5(d)(i)(A) and all other Transferred Assets used primarily in the operation of the Terrace Bay Mill (the “Terrace Bay Transferred Assets”), (B) the Owned Real Property set forth on Schedule 2.5(d)(i)(B) and all other Transferred Assets used primarily in the operation of the Pictou Mill (the “Pictou Transferred Assets”) and (C) all of the Owned Real Property set forth on Schedule 2.5(d)(i)(C) (the “Neenah Woodlands”).  The Terrace Bay Transferred Assets, Pictou Transferred Assets and Neenah Woodlands all collectively referred to as the “NPCC Transferred Assets.”

(ii)           In consideration for and simultaneous with the consummation of the transactions described in Section 2.5(d)(i), Neenah shall cause NPCC to assume on a joint and several basis with Neenah, and to discharge in accordance with their respective terms, all of the Assumed Liabilities arising out of the ownership or use of the NPCC Transferred Assets (the “NPCC Assumed Liabilities”).

(e)           Third Contribution.  (i) Immediately following the consummation of the transactions described in Section 2.5(d), Kimberly-Clark shall cause KCW to contribute to Neenah as an additional contribution to capital without the issuance of additional shares of capital stock, all of KCW’s right, title and interest in and to the Transferred Intellectual Property, the Trademarks and domain names set forth in Schedule 2.1(m) and the common shares of Canso Chemical.

(ii)           In consideration for and simultaneous with the consummation of the transactions described in Section 2.5(e)(i), Neenah shall assume and discharge in accordance with their respective terms all of the Assumed Liabilities arising out of the ownership or use of the Transferred Intellectual Property and Trademarks set forth in Schedule 2.1(m) (the “IP Assumed Liabilities”).

(f)            Second Distribution.  Immediately following the consummation of the transactions described in Section 2.8(b), Kimberly-Clark shall cause KCW to transfer to Kimberly-Clark, as a dividend, all of its right, title and interest in and to the capital stock of Neenah.

(g)           Fourth Contribution.  (i) Immediately following the consummation of the transactions described in Section 2.5(f), Kimberly-Clark shall contribute to Neenah as an additional contribution to capital without the issuance of additional shares or capital stock, all of Kimberly-Clark’s right, title and interest in and to the Transferred Assets used primarily in the manufacturing of the Paper Products (the “Manufacturing Assets”).

(ii)           In consideration for and simultaneous with the consummation of the transactions described in Section 2.5(g)(i), Neenah shall assume and discharge in accordance with their respective terms all of the Assumed Liabilities arising out of the ownership or use of the Manufacturing Assets (the “Manufacturing Assumed Liabilities”).

(h)           Fifth Contribution.  Immediately following the consummation of the transactions described in Section 2.5(g), Kimberly-Clark shall contribute to Neenah as an additional contribution to capital without the issuance of additional shares of capital stock, all of Kimberly-Clark’s right, title and interest in and to the capital stock of Neenah Michigan.

(i)            Sixth Contribution.  Immediately following the consummation of the transactions described in Section 2.5(h), Kimberly-Clark shall contribute to Neenah as an additional contribution to capital without the issuance of additional shares or capital stock all of Kimberly-Clark’s right, title and interest in and to the capital stock of NP Sales and Neenah Menasha Water Company.

(j)            Other Transferred Assets and Assumed Liabilities.  (i) Immediately following the consummation of the transactions described in Section 2.5(i), Kimberly-Clark shall, and shall cause the other Kimberly-Clark Parties to, contribute to Neenah all of their right, title and interest in and to any Transferred Assets not transferred to one of the Neenah Parties pursuant to the transactions described in Sections 2.5(a) through 2.5(i).

(ii)           In consideration for and simultaneous with the consummation of the transactions described in Section 2.5(j)(i), Neenah shall assume and discharge in accordance with their respective terms any and all Assumed Liabilities not assumed by one of the Neenah Parties pursuant to the transactions described in Sections 2.5(a) through 2.5(j).

Notwithstanding the foregoing, Kimberly-Clark may elect in its sole discretion at any time prior to the Distribution to omit or modify any of the transactions set forth in Sections 2.1 through 2.5 or to include additional transactions.

SECTION 2.6  Termination of Existing Intercompany Agreements.  Except as otherwise expressly provided in this Agreement, the Operating Agreements or as set forth on Schedule 2.6 and except for the Intercompany Note and all receivables accrued in the ordinary course of business of the Kimberly-Clark Parties and the Neenah Parties, all Intercompany Agreements and all other intercompany arrangements and course of dealings, whether or not in writing and whether or not binding, in effect immediately prior to the Distribution Date, shall be terminated and be of no further force and effect from and after the Distribution Date.

SECTION 2.7  Shared Contracts.  (a)  With respect to Liabilities pursuant to, arising under or relating to any Shared Contract, including those set forth in Schedule 2.7, such Liabilities shall be allocated between the Kimberly-Clark Parties, on the one hand, and the Neenah Parties on the other hand, as follows:

(i)            first, if a Liability is incurred exclusively in respect of a benefit received by one Party, the Party receiving such benefit shall be responsible for such Liability; and

(ii)           second, if a Liability cannot be so allocated under clause (i), such Liability shall be allocated between the Parties based on the relative proportions of total benefit received (over the term of the Shared Contract, measured as of the date of the allocation) under the relevant Shared Contract.  Notwithstanding the foregoing, each Party shall be responsible for any and all Liabilities arising out of or resulting from its breach of the relevant Shared Contract.

(b)           If any of the Kimberly-Clark Parties, on the one hand, or any of the Neenah Parties, on the other hand, receive any benefit or payment under any Shared Contract that was intended for the other Party, the Party receiving such benefit or payment will use commercially reasonable efforts to deliver, transfer or otherwise afford such benefit or payment to the other Party.

SECTION 2.8  Related Transactions.  (a) Immediately after the consummation of the transactions described in Section 2.5(e), Neenah shall and shall cause the other Neenah Parties to (i) enter into the Credit Facility and related agreements, (ii) consummate the Note Offering and (iii) borrow under the Credit Facility such amount, if any, as may be necessary in order to enable Neenah to make the payment described in Section 2.8(b).

                (b)           Upon Neenah’s receipt of the proceeds of the  borrowings described in Section 2.8(a) and prior to the consummation of the transactions described in Section 2.5(f), Neenah will pay $213,395,785 to KCW by wire transfer of immediately available funds to an account specified by Kimberly-Clark and the Intercompany Note shall then be deemed paid and discharged.

ARTICLE III
THE DISTRIBUTION

SECTION 3.1  Issuance and Delivery of Neenah Shares.  Neenah shall issue to Kimberly-Clark the number of Neenah Shares required so that the total number of Neenah Shares held by Kimberly-Clark immediately prior to the Distribution is equal to the total number of Neenah Shares distributable pursuant to Section 3.2.  Kimberly-Clark shall deliver to the Agent one or more stock certificates representing all Neenah Shares then issued and outstanding, together with one or more stock power(s) endorsed in blank and, with respect to any uncertificated shares to be distributed pursuant to Section 3.2, shall take such steps as are necessary to permit such shares to be distributed in the manner described in Section 3.2.  In its capacity as Neenah’s transfer agent, the Agent will distribute such shares in the manner described in Section 3.2.

SECTION 3.2  Distribution of Neenah Shares.  Kimberly-Clark shall instruct the Agent to (i) distribute the Neenah Distributable Share to each holder of record of Kimberly-Clark Common Stock at the close of business on the Record Date, and (ii) after completing the transactions described in Section 3.3, deliver to Neenah as a contribution to Neenah, all remaining Neenah Shares, if any, then held by the Agent.  Any such returned Neenah Shares shall be immediately cancelled by Neenah and shall not constitute treasury shares.  Each distributed Neenah Share shall be validly issued, fully paid and nonassessable and free of preemptive rights.  The shares of Neenah Common Stock distributed shall be distributed as uncertificated shares registered in book-entry form through the direct registration system.  Except as required by applicable law, no certificates therefor shall be distributed.  The Agent shall deliver an account statement to each holder of Neenah Common Stock reflecting such holder’s ownership interest in shares of Neenah Common Stock.

SECTION 3.3  Treatment of Fractional Shares.  No certificates or scrip representing fractional Neenah Shares shall be issued in the Distribution.  In lieu of receiving fractional shares, each holder of Kimberly-Clark Common Stock who would otherwise be entitled to receive a fractional Neenah Share pursuant to the Distribution will receive cash for such fractional share.  Kimberly-Clark and Neenah shall instruct the Agent to determine the number of whole Neenah Shares and fractional Neenah Shares allocable to each holder of record of Kimberly-Clark Common Stock as of the close of business on Record Date, to aggregate all such fractional shares into whole shares and sell the whole shares obtained thereby in the open market at the then prevailing prices on behalf of holders who would otherwise be entitled to receive fractional share interests, and to distribute to each such holder such holder’s ratable share of the total proceeds of such sale after making appropriate deductions of any amounts required for U.S. federal tax withholding purposes and after deducting any taxes attributable to the sale of such fractional share interests.

SECTION 3.4  Kimberly-Clark Board Action.  The Kimberly-Clark Board of Directors shall, in its discretion, establish the Record Date and the Distribution Date and all appropriate procedures in connection with the Distribution.  The Board of Directors of Kimberly-Clark also shall have the right to adjust the Neenah Distributable Share at any time prior to the Distribution.  The consummation of the transactions provided for in this Article III shall only be effected after the Distribution has been declared by the Kimberly-Clark Board of Directors.

SECTION 3.5  Additional Approvals.  Kimberly-Clark shall cooperate with Neenah in effecting, and if so requested by Neenah, Kimberly-Clark shall, as the sole stockholder of Neenah prior to the Distribution, ratify any actions which are reasonably necessary or desirable to be taken by Neenah to effectuate the transactions referenced in or contemplated by this Agreement in a manner consistent with the terms hereof, including the preparation and implementation of appropriate plans, agreements and arrangements for employees of the Neenah Business and non-employee members of Neenah’s Board of Directors.

ARTICLE IV
BUSINESS SEPARATION CLOSING MATTERS

SECTION 4.1  Delivery of Instruments of Conveyance.  In order to effectuate the transactions contemplated by Article II, the Parties shall execute and deliver, or cause to be executed and delivered, prior to or as of the Distribution such deeds, bills of sale, instruments of assumption, instruments of assignment, stock powers, certificates of title and other instruments of assignment, transfer, assumption and conveyance (collectively, the “Conveyancing Instruments”) as the Parties shall reasonably deem necessary or appropriate to effect such transactions.

SECTION 4.2  Delivery of Other Agreements.  Prior to or as of the Distribution, the Parties shall execute and deliver, or shall cause to be executed and delivered, each of the Operating Agreements.

SECTION 4.3  Provision of Corporate Records.  Prior to or as promptly as practicable after the Distribution, Kimberly-Clark shall deliver to Neenah all corporate books and records of Neenah Parties and copies of all corporate books and records of the Kimberly-Clark Parties relating to the Neenah Business, including in each case all active agreements, litigation files and government filings.

ARTICLE V
NO REPRESENTATIONS AND WARRANTIES

SECTION 5.1  No Kimberly-Clark Representations or Warranties.  Except as expressly set forth herein or in any Operating Agreement, Kimberly-Clark does not represent or warrant in any way (i) as to the value or freedom from encumbrance of, or any other matter concerning, any of the Transferred Assets or Assumed Liabilities or (ii) as to the legal sufficiency to convey title to any of the Transferred Assets on the execution, delivery and filing of the Conveyancing Instruments.  ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS, WHERE IS” BASIS WITHOUT ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, MARKETABILITY, TITLE, VALUE, FREEDOM FROM ENCUMBRANCE OR ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, and the Neenah Parties shall bear the economic and legal risks that any conveyances of such assets shall prove to be insufficient or that the Neenah Parties’ title to any such assets shall be other than good and marketable and free of encumbrances.  Except as expressly set forth in this Agreement or in any Operating Agreement, Kimberly-Clark does not represent or warrant that the obtaining of the consents or approvals, the execution and delivery of any amendatory agreements and the making of the filings and applications contemplated by this Agreement shall satisfy the provisions of all applicable agreements or the requirements of all applicable laws or judgments, and, subject to Section 6.4, the Neenah Parties shall bear the economic and legal risk that any necessary consents or approvals are not obtained or that any requirements of law or judgments are not complied with.  Notwithstanding the foregoing, the Parties shall fully cooperate and use commercially reasonable efforts to obtain all consents and approvals, to enter into all amendatory agreements and to make all filings and applications that may be required for the consummation of the transactions contemplated by this Agreement.

ARTICLE VI
CERTAIN COVENANTS

SECTION 6.1  Neenah Menasha Water Company Payment.  No later than 10 days after the Distribution Date, Kimberly-Clark and Neenah shall certify, based on Kimberly-Clark’s accounts and records and the accounts and records of the Neenah Menasha Water Company, the amount of cash held by the Neenah Menasha Water Company as of the Distribution Date (the “Cash Reserve”).  At any time or from time to time until two years after the Distribution Date, Neenah may cause the Neenah Menasha Water Company to replace the tainter gates, which control the flow of water at the dam, and repair the pitting to the concrete on the top of the dam/spill way (the “Repairs”).  Kimberly-Clark shall reimburse Neenah for the Repairs to the extent that the aggregate cost of the Repairs exceeds the aggregate sum of (i) the Cash Reserve and (ii) any amounts received by the Neenah Menasha Water Company from the sale of any subaqueous land.

SECTION 6.2  Material Governmental Approvals and Consents.  The Parties will use commercially reasonable efforts to obtain any Material Governmental Approvals and Consents required by the transactions contemplated by this Agreement.

SECTION 6.3  Non-Assignable Contracts.  If and to the extent that any Kimberly-Clark Party is unable to obtain any consent, approval or amendment necessary for the transfer or assignment to any Neenah Party of any Contract or other rights relating to the Neenah Business that would otherwise be transferred or assigned to such Neenah Party as contemplated by this Agreement or any other agreement or document contemplated hereby, (i) such Kimberly-Clark Party shall continue to be bound thereby and the purported transfer or assignment to such Neenah Party shall automatically be deemed deferred until such time as all legal impediments are removed and all necessary consents have been obtained, and (ii) unless not permitted by the terms thereof or by law, the Neenah Parties shall pay, perform and discharge fully all of the obligations of the Kimberly-Clark Parties thereunder from and after the Distribution, or such earlier time as such transfer or assignment would otherwise have taken place, and indemnify the Kimberly-Clark Parties for all indemnifiable Losses arising out of such performance by such Neenah Party.  The Kimberly-Clark Parties shall, without further consideration therefor, pay and remit to the applicable Neenah Party promptly all monies, rights and other considerations received in respect of such performance.  The Kimberly-Clark Parties shall exercise or exploit their rights and options under all such Contracts and other rights, agreements and documents referred to in this Section 6.3 only as reasonably directed by Neenah and at Neenah’s expense.  If and when any such consent, approval or amendment shall be obtained or such Contract or other right or agreement shall otherwise become transferable or assignable or be able to be novated, the Kimberly-Clark Parties shall promptly assign or transfer and novate (to the extent permissible) all of their rights and obligations thereunder to the applicable Neenah Party without payment of further consideration, and the Neenah Party shall, without the payment of any further consideration therefor, assume such rights and obligations.  To the extent that the transfer or assignment of any Contract or other right (or the proceeds thereof) pursuant to this Section 6.3 is prohibited by law or the terms thereof, this Section 6.3 shall operate to create a subcontract with the applicable Neenah Party to perform each relevant Contract or other right, agreement or document at a subcontract price equal to the monies, rights and other considerations received by the Kimberly-Clark Parties with respect to the performance by such Neenah Party.

SECTION 6.4  Novation of Assumed Liabilities; Release of Guarantees.  (a)  Except as otherwise specifically provided in Section 2.7 with respect to Shared Contracts and elsewhere in this Agreement, it is expressly understood and agreed to by the Parties that upon the assumption by the Neenah Parties of the Assumed Liabilities, the Kimberly-Clark Parties and their respective officers, directors and employees shall be released unconditionally by the Neenah Parties from any and all Liability, whether joint, several or joint and several, for the discharge, performance or observance of any of the Assumed Liabilities, so that the Neenah Parties will be solely responsible for such Assumed Liabilities.

(b)           The Neenah Parties, at the reasonable request of any Kimberly-Clark Party, shall use commercially reasonable efforts to obtain, or cause to be obtained, any consent, approval, substitution or amendment required to novate (including with respect to any federal government contract) or assign all obligations under the Assumed Liabilities, or to obtain in writing the unconditional release of all parties to such arrangements other than the Neenah Parties.

(c)           If a Neenah Party is unable to obtain any such required consent, approval, substitution or amendment, the applicable Kimberly-Clark Party shall continue to be bound by such Assumed Liability and, unless not permitted by law or the terms thereof, the Neenah Parties shall, as agent or subcontractor for the Kimberly-Clark Parties, pay, perform and discharge fully all of the obligations or other Liabilities of the Kimberly-Clark Parties thereunder from and after the date hereof.  The Neenah Parties shall indemnify and hold harmless the Kimberly-Clark Parties against any Liabilities arising in connection with such Assumed Liability.  Except as otherwise set forth in this Agreement, the Kimberly-Clark Parties shall, without further consideration, pay and remit, or cause to be paid or remitted, to the applicable Neenah Party promptly the after-tax amount of all money, rights and other consideration received by it in respect of such performance (unless any such consideration is a Retained Asset).  If and when any such consent, approval, substitution or amendment shall be obtained or such Assumed Liability shall otherwise become assignable or be able to be novated, the applicable Kimberly-Clark Party shall thereafter assign, or cause to be assigned, all of their rights, obligations and other Liabilities thereunder to the applicable Neenah Party shall, without payment of further consideration, and the Neenah Parties shall, without the payment of any further consideration, assume such rights and obligations.

SECTION 6.5  Further Assurances.  (a)  In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the Distribution and the other agreements and documents contemplated hereby.  Without limiting the generality of the foregoing, each Party shall cooperate with the other Party to execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of, any Governmental Authority or any other Person under any permit, license, Contract or other instrument, and to take all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement, in order to confirm the title of the Neenah Parties to all of the Neenah Business, to put the applicable Neenah Party in actual possession and operating control thereof and to permit the applicable Neenah Party to exercise all rights with respect thereto and to effectuate the provisions and purposes of this Agreement and the other agreements and documents contemplated hereby or thereby.

(b)           If, as a result of mistake or oversight, any asset reasonably necessary to the conduct of the Neenah Business is not transferred to the applicable Neenah Party, or any asset reasonably necessary to the conduct of the Retained Business is transferred to any Neenah Party, Kimberly-Clark and Neenah shall negotiate in good faith after the Distribution to determine whether such asset should be transferred to a Neenah Party or to a Kimberly-Clark Party, as the case may be, and the terms and conditions upon which such asset shall be made available to a Neenah Party or to a Kimberly-Clark Party, as the case may be.  Unless expressly provided to the contrary in this Agreement or any Operating Agreement, if, as a result of mistake or oversight, any Liability arising out of or relating to the Neenah Business is retained by any Kimberly-Clark Party, or any Liability arising out of or relating to the Retained Business is assumed by any Neenah Party, Kimberly-Clark and Neenah shall negotiate in good faith after the Distribution to determine whether such Liability should be transferred to a Neenah Party or a Kimberly-Clark Party, as the case may be, and/or the terms and conditions upon which any such Liability shall be transferred.

SECTION 6.6  Identification of Transferred Intellectual Property. Within six (6) months following the Distribution Date, or such longer period of time as Kimberly-Clark and Neenah may agree, the parties will work together in good faith to identify and reach agreement on all Transferred Intellectual Property that has not been identified and agreed to on or before the Distribution Date and included in Schedule 2.1(g).  Notwithstanding anything in this Section 6.6, the failure of the Parties to reach a mutual agreement within the six-month period described above shall not diminish the Neenah Parties’ rights to the Transferred Intellectual Property granted pursuant to Section 2.1(g).

SECTION 6.7  Collection of Accounts Receivable.  (a)  Following the Distribution, the Kimberly-Clark Parties shall be entitled to control all collection actions related to the Retained Business and the Neenah Parties shall be entitled to control all collection actions related to the Neenah Business, in each case including the determination of what actions are necessary or appropriate and when and how to take any such action.

(b)           If, after the Distribution, any Neenah Party shall receive any remittance from any account debtors with respect to the accounts receivable arising out of the Retained Business or other amounts due any Kimberly-Clark Party in respect of services rendered by any Kimberly-Clark Party after the Distribution, or any Kimberly-Clark Party shall receive any remittance from any account debtors with respect to the accounts receivable arising out of the Neenah Business or other amounts due any Neenah Party in respect of services rendered by any Neenah Party after the Distribution, such Party shall receive and deposit such remittance and hold the same for the benefit of the other Party.  The Parties shall reconcile any amounts held under this Section 6.7 on a weekly basis, with the difference between the amounts held by each Party for the benefit of the other being settled by a cash payment to be made as soon as practicable following such reconciliation and, in any event, no later than five business days following the completion of such reconciliation.

(c)           Each Party shall deliver to the other such schedules and other information with respect to accounts receivable as each shall reasonably request from time to time in order to permit such Parties to reconcile their respective records and to monitor the collection of all accounts receivable.  Each Party shall afford the other reasonable access to its books and records relating to any accounts receivable.

SECTION 6.8  Election of Neenah Board of Directors.  Prior to the Distribution, Kimberly-Clark agrees to vote all shares of Neenah Common Stock held by it in favor of the nominees to the Board of Directors of Neenah, as set forth on Schedule 6.8.

SECTION 6.9  Late Payments.  Except as expressly provided to the contrary in this Agreement or in any Operating Agreement, any amount not paid when due pursuant to this Agreement or any Operating Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within 30 days of the date of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to the Prime Rate plus 2%.

SECTION 6.10  Registration and Listing.  Prior to the Distribution:

(a)           Kimberly-Clark and Neenah shall cooperate with respect to the preparation of the registration statement on Form 10, including such amendments or supplements thereto as may be necessary (together, the “Registration Statement”), to effect the registration of the Neenah Common Stock under the Exchange Act.  The Registration Statement shall include an information statement to be sent by Kimberly-Clark to its stockholders in connection with the Distribution (the “Information Statement”).  Neenah and Kimberly-Clark shall use commercially reasonable efforts to cause the Registration Statement to become and remain effective under the Exchange Act as soon as reasonably practicable.  As soon as practicable, after the Registration Statement becomes effective, Kimberly-Clark shall mail the Information Statement to the holders of Kimberly-Clark Common Stock.

(b)           The Parties shall use commercially reasonable efforts to take all such action as may be necessary or appropriate under state and foreign securities and “Blue Sky” laws in connection with the transactions contemplated by this Agreement.

(c)           Kimberly-Clark and Neenah shall prepare, and Neenah shall file and seek to make effective, an application for the listing of the Neenah Common Stock on the NYSE, subject to official notice of issuance.  Kimberly-Clark shall, to the extent commercially reasonable, give the New York Stock Exchange notice of the Record Date in compliance with Rule 10b-17 of the Securities Exchange Act of 1934, as amended.

(d)           The Parties shall cooperate in preparing, filing with the SEC and causing to become effective any registration statements or amendments thereto that are necessary or appropriate in order to effect the transactions contemplated hereby or to reflect the establishment of, or amendments to, any employee benefit plans contemplated hereby.

SECTION 6.11  No Noncompetition.  After the Distribution, either Party may, except as otherwise provided in the Operating Agreements, (i) engage in the same or similar activities or lines of business as the other Party or (ii) do business, or refrain from doing business, with any potential or actual supplier or customer of the other Party.

SECTION 6.12  Litigation.  (a)  As of the Distribution, the Neenah Parties, shall assume and, except as provided in Article VIII, pay all Liabilities that may result from the Assumed Actions and all fees and costs relating to the defense of the Assumed Actions, including attorneys’ fees and costs incurred after the Distribution.  “Assumed Actions” means those cases, claims and investigations (in which any Kimberly-Clark Party or any Affiliate of a Kimberly-Clark Party, other than Neenah and its Subsidiaries, is a defendant or the party against whom the claim or investigation is directed) primarily related to the Neenah Business, including those listed on Schedule 6.12(a).

(b)           The Kimberly-Clark Parties shall transfer the Transferred Actions to Neenah, and Neenah shall receive and have the benefit of all of the proceeds of such Transferred Actions.  “Transferred Actions” means those cases and claims (in which any Kimberly-Clark Party or any of its Affiliates is a plaintiff or claimant) primarily relating to the Neenah Business, including those listed on Schedule 6.12(b).

(c)           Each Party agrees that at all times from and after the Distribution, if an Action is commenced by a third party naming both Parties as defendants thereto and with respect to which one Party is a nominal defendant, then the other Party shall use commercially reasonable efforts to cause such nominal defendant to be removed from such Action.

SECTION 6.13  Signs; Use of Company Name.  Prior to February 28, 2005, the Parties, at Neenah’s expense, shall remove (or, if necessary, on an interim basis cover up) any and all exterior and interior signs and identifiers on the Transferred Assets that refer or pertain to any Kimberly-Clark Party or the Retained Business, in the case of Neenah, or that refer or pertain to any Neenah Party or the Transferred Business on the Retained Assets, in the case of Kimberly-Clark.  After such period, (i) the Neenah Parties shall not use or display the name “Kimberly-Clark,” or any variations thereof, or other trademarks, any tradenames, logos or identifiers using any of such names or otherwise owned by or licensed to any Kimberly-Clark Party that have not been assigned or licensed to a Neenah Party, and (ii) the Kimberly-Clark Parties shall not use or display the name “Neenah” or any variations thereof, or other trademarks, tradenames, logos or identifiers using any of such names or otherwise owned by or licensed to any Neenah Party that have not been assigned or licensed to a Kimberly-Clark Party (collectively, the “Non-Permitted Names”), without the prior written consent of the other Party; provided, however, that notwithstanding the foregoing, nothing contained in this Agreement shall prevent either Party from using the other’s name in public filings with Governmental Authorities, materials intended for distribution to either Party’s stockholders or any other communication in any medium that describes the relationship between the Parties, including materials distributed to employees relating to the transition of employee benefit plans; provided further that Neenah shall be permitted to use its inventories of packaging and promotional materials and other supplies existing on the date hereof that bear the Kimberly-Clark name or logo until August 31, 2005.

SECTION 6.14  Commercially Reasonable Efforts.  Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority, (ii) the obtaining of all necessary consents, approvals or waivers from third parties (“Third Party Consents”), (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.

SECTION 6.15  Conduct of Neenah Business in Ordinary Course.  The Parties hereby agree and acknowledge that it is their intent that between June 8, 2004 and the Distribution Date the Neenah Business be operated in the ordinary course of business consistent with past practice, other than such actions (including failures to act) and decisions relating solely to the Distribution and Contribution which were taken (or not taken) or made with the consent of the other Party (such operation is referred to as the “Ordinary Course”).

ARTICLE VII
CONDITIONS TO THE DISTRIBUTION

The obligation of Kimberly-Clark to effect the Distribution is subject to the satisfaction or the waiver by Kimberly-Clark of each of the following conditions:

SECTION 7.1  Approval by Kimberly-Clark  Board of Directors.  This Agreement and the transactions contemplated hereby, including the declaration of the Distribution, shall have been duly approved by the Board of Directors of Kimberly-Clark in accordance with applicable law and the Restated Certificate of Incorporation, as amended, and By-Laws of Kimberly-Clark.

SECTION 7.2  Receipt of IRS Private Letter Ruling and Opinion.  Kimberly-Clark shall have received a ruling from the IRS which shall not have been rescinded, substantially to the effect that the Contribution will qualify as a tax-free transaction for federal income tax purposes under Section 368(a)(1)(D) of the Code, that the Distribution will qualify as a tax-free distribution for federal income tax purposes under Section 355 of the Code, and that no income, gain or loss will be recognized by Kimberly-Clark, Neenah or their respective stockholders (other than with respect to cash received in lieu of fractional shares) upon the Contribution or the Distribution. In addition, Kimberly-Clark shall have received an opinion of its tax counsel that the Distribution was motivated by a valid business purpose and the Distribution does not constitute a “device” for the distribution of Kimberly-Clark’s or Neenah’s earnings and profits for U.S. federal income tax purposes.

SECTION 7.3  Compliance with State and Foreign Securities and “Blue Sky” Laws.  The Parties shall have taken all such action as may be necessary or appropriate under state and foreign securities and “blue sky” laws in connection with the Distribution.

SECTION 7.4  SEC Filings and Approvals.  The Parties shall have prepared and Neenah shall, to the extent required under applicable law, have filed with the SEC any such documentation and no action letter requests that Kimberly-Clark  reasonably determines are necessary or desirable to effectuate the Distribution, and each Party shall have obtained all necessary approvals or no action letters from the SEC.

SECTION 7.5  Effectiveness of Registration Statement; No Stop Order.  The Registration Statement shall have been declared effective by the SEC, and no stop order suspending the effectiveness of the Registration Statement shall have been initiated or, to the knowledge of either of the Parties, threatened by the SEC.

SECTION 7.6  Dissemination of Information to Kimberly-Clark  Stockholders.  Prior to the Distribution, the Parties shall have prepared and mailed to the holders of Kimberly-Clark Common Stock such information concerning Neenah, its business, operations and management, the Distribution and such other matters as Kimberly-Clark  shall reasonably determine and as may be required by law.

SECTION 7.7  Approval of NYSE Listing Application.  The Neenah Common Stock to be distributed in the Distribution shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

SECTION 7.8  Operating Agreements.  Each of the Operating Agreements shall have been executed and delivered, and each of such agreements shall be in full force and effect.

SECTION 7.9  Resignations.  Prior to the Distribution, all of Kimberly-Clark’s designees shall have resigned or been removed as officers and from all Boards of Directors or similar governing bodies of Neenah and its Subsidiaries and all of Neenah’s designees shall have resigned or been removed as officers and from all Boards of Directors or similar governing bodies of the Kimberly-Clark Parties.

SECTION 7.10  Consents.  (a)  All Material Governmental Approvals and Consents required to permit the valid consummation of the Distribution shall have been obtained without any conditions being imposed that would have a material adverse effect on Kimberly-Clark or Neenah.

(b)           Kimberly-Clark shall have obtained the Third Party Consents that shall be required in connection with the Distribution or Contribution, except those for which the failure to obtain such consents, approvals or waivers would not, in the reasonable opinion of Kimberly-Clark, individually or in the aggregate have a material adverse effect on Kimberly-Clark, Neenah or the consummation of the Contribution or Distribution.

SECTION 7.11  No Actions.  No action, suit or proceeding shall have been instituted or threatened by or before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator to restrain, enjoin or otherwise prevent the Distribution or the other transactions contemplated by this Agreement (including a stop order with respect to the effectiveness of the Registration Statement), and no order, injunction, judgment, ruling or decree issued by any court of competent jurisdiction shall be in effect restraining the Distribution or such other transactions.

SECTION 7.12  Consummation of Pre-Distribution Transactions.  The pre-Distribution transactions contemplated by Article II of this Agreement shall have been consummated in all material respects.

SECTION 7.13  No Other Events.  No other events or developments shall have occurred that, in the judgment of the Kimberly-Clark Board of Directors, would result in the Distribution having a material adverse effect on Kimberly-Clark or its stockholders.

SECTION 7.14  Satisfaction of Conditions.  The satisfaction of the foregoing conditions are for the sole benefit of Kimberly-Clark and shall not give rise to or create any duty on the part of Kimberly-Clark or the Kimberly-Clark Board of Directors to waive or not waive any such condition, to effect the Distribution or in any way limit Kimberly-Clark’s power of termination set forth in Section 13.13.

ARTICLE VIII
INSURANCE MATTERS

SECTION 8.1  Insurance Prior to the Distribution Date.  Except as may otherwise be expressly provided in this Article VIII, the Kimberly-Clark Parties shall not have any Liability whatsoever as a result of the insurance policies and practices of Kimberly-Clark in effect at any time prior to the Distribution Date, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy and the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise. Notwithstanding the prior sentence, Ridgeway Insurance Company, a wholly-owned Subsidiary of Kimberly-Clark, will continue to be responsible for any property damage to the Transferred Assets which occurs prior to the Distribution Date to the extent that such damage is included in the scope of any property damage reinsurance in effect prior to the Effective Time maintained by Ridgeway Insurance Company.

SECTION 8.2  Ownership of Existing Policies and Programs.  Kimberly-Clark or one or more of the other Kimberly-Clark Parties shall continue to own all property damage and business interruption, and liability insurance policies and programs, including, without limitation, primary and excess general liability, executive liability, automobile, workers’ compensation, property damage and business interruption, crime and surety insurance policies, in effect on or before the Distribution Date (collectively, the “Kimberly-Clark Policies” and individually, a “Kimberly-Clark Policy”).  Subject to the provisions of this Agreement, the Kimberly-Clark Parties shall retain all of their respective rights, benefits and privileges, if any, under the Kimberly-Clark Policies.  Nothing contained herein shall be construed to be an attempted assignment of or a change to any part of the ownership of the Kimberly-Clark Policies.  With respect to any claim under the Kimberly-Clark Policies relating to the Neenah Business or the Transferred Assets, Kimberly-Clark shall have sole responsibility for claims administration and financial administration of such policies and such administration shall be governed solely by the terms of Sections 8.5 and 8.6. Except as expressly set forth in Sections 8.5 and 8.6, no Kimberly-Clark Party nor any of its Affiliates shall have any responsibility for or obligation to any Neenah Party or any of its Affiliates under the Kimberly-Clark Policies relating to property damage and business interruption or liability or workers compensation matters for any period, whether prior to, on or after the Distribution Date.

SECTION 8.3  Maintenance of Insurance for Neenah.  Until the Effective Time of the Distribution, Kimberly-Clark will maintain in full force and effect its existing insurance to the extent that it applies to the Transferred Assets or the Neenah Business, which insurance policies are set forth on Schedule 8.3.

SECTION 8.4  Acquisition and Maintenance of Post-Distribution Insurance by Neenah.   Commencing on and as of the Effective Time of the Distribution, Neenah shall be responsible for establishing and maintaining separate property damage and business interruption and liability insurance policies and programs (including, primary and excess general liability, executive liability, automobile, workers’ compensation, property damage and business interruption, crime, surety and other similar insurance policies) for activities and claims involving any Neenah Party or any of their Affiliates, in each case with commercially reasonable limits and deductibles.  Each of the Neenah Parties and each of their Affiliates, as appropriate, shall be responsible for all administrative and financial matters relating to insurance policies established and maintained by the Neenah Parties and each of their Affiliates for claims involving any Neenah Party or any of its Affiliates.

SECTION 8.5  Property Damage and Business Interruption Insurance Claims Administration for Pre-Distribution Losses.  For property damage and business interruption losses related to the Transferred Assets or the Neenah Business which occur prior to the Distribution Date, Kimberly-Clark shall have the sole right, responsibility and authority to   submit and process claims, including claims that are to be paid by the Kimberly-Clark Parties in whole or in part because of insurance or reinsurance in support of property damage and business interruption insurance maintained by any Kimberly-Clark Party prior to the Distribution Date. Any amounts received by Kimberly-Clark with respect to any such unresolved claims in existence on the Distribution Date that are settled subsequent to the Distribution Date shall be paid to Neenah within 5 business days of receipt thereof by Kimberly-Clark.

SECTION 8.6  Liability and Workers Compensation Insurance Claims Administration for Pre-Distribution Occurrences.

(a)           The Kimberly-Clark Parties shall have the sole right, responsibility and authority for the administration of liability and United States workers compensation claims for pre-Distribution occurrences (collectively, the “K-C Administered Claims”).  Schedule 8.6 identifies the K-C Administered Claims known as of the date of this Agreement, including those claims which are uninsured, where the claim is reasonably expected to result in a charge to Neenah of more than $50,000 (including those for which a reserve has been established).

(b)           Upon notification by a Neenah Party or any of its Affiliates of a claim relating to a Neenah Party or any of its Affiliates under one or more of the Kimberly-Clark Policies, Kimberly-Clark shall cooperate with Neenah in asserting and pursuing coverage and payment for such claim by the appropriate insurance carrier(s).  In asserting and pursuing such coverage and payment, and subject to Sections 8.6(c) and 10.6, Kimberly-Clark shall have sole power and authority to make binding decisions, determinations, commitments and stipulations on its own behalf and on behalf of the Neenah Parties and their Affiliates, which decisions, determinations, commitments and stipulations shall be final and conclusive if reasonably made to maximize the overall economic benefit of the Kimberly-Clark Policies.

(c)           Kimberly-Clark shall give written notice to Neenah of any pre-Distribution liability or workers compensation claim which is uninsured due to the terms of the Kimberly-Clark Policies to the extent that any such claim is reasonably expected to result in a charge to Neenah (including those for which a reserve has been established) of more than $50,000 (an “Uninsured Claim”).  With respect to any such Uninsured Claim, Kimberly-Clark shall (i) afford Neenah a reasonable opportunity to inspect and copy any written materials relating to the defense of such claim, (ii) consult with Neenah respecting the strategies for defending such Uninsured Claim, including a reasonable opportunity to review and comment upon any written materials before they are submitted to the claimant or others in defense of such Uninsured Claim, (iii) consult with and afford Neenah a reasonable opportunity to express its views before making or refusing to make any settlement offer to the claimant or before proceeding to trial, and (iv) obtain the consent of Neenah to settle, try or otherwise dispose of any such Uninsured Claim, which consent shall not be unreasonably withheld, conditioned or delayed. Neenah will indemnify and hold Kimberly-Clark harmless from any and all damages and liabilities resulting from or arising out of Neenah unreasonably withholding, conditioning or delaying its consent to settle, try or otherwise dispose of any such Uninsured Claim. Neenah hereby authorizes Kimberly-Clark to communicate solely with its Vice President, General Counsel and Secretary for all matters relating to this Section 8.6.

(d)           Consistent with past practices and subject to Section 8.6(a), the Neenah Parties and their Affiliates shall assume responsibility for, and shall pay to the appropriate insurance carriers or otherwise, any premiums, retrospectively-rated premiums, defense costs, indemnity payments, deductibles, retentions or uninsured costs arising from liability or workers compensation losses which are uninsured because of coverage terms or conditions of the policies covering such losses, or other charges (collectively, “Insurance Charges”) whenever occurring, which shall become due and payable under the terms and conditions of any applicable Kimberly-Clark Policy in respect of any liabilities, losses, claims or actions attributable to pre-Distribution occurrences, whenever becoming known, arising out of the ownership, use or operation of any of the assets, businesses, operations or liabilities of any Neenah Party or any of its Affiliates,  which Insurance Charges are known or become known prior to, on or after the Distribution Date.  To the extent that the terms of any applicable Kimberly-Clark Policy provide that any Kimberly-Clark Party shall have an obligation to pay or guarantee the payment of any Insurance Charges relating to any Neenah Party, Kimberly-Clark shall be entitled to demand that Neenah make such payment directly to the Person or entity entitled thereto.  In connection with any such demand, Kimberly-Clark shall submit to Neenah a copy of any invoice or listing of claims received by Kimberly-Clark pertaining to such Insurance Charges together with appropriate supporting documentation.  In the event that Neenah fails to pay any such Insurance Charges when due and payable, whether at the request of the Person entitled to payment or upon demand by Kimberly-Clark, the Kimberly-Clark Parties may (but shall not be required to) pay such insurance charges for and on behalf of the Neenah Parties and, thereafter, Neenah Parties shall forthwith reimburse Kimberly-Clark for such payment within 30 days.

SECTION 8.7  Non-Waiver of Rights to Coverage.  An insurance carrier that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto, or, solely by virtue of the provisions of this Article VIII, have any subrogation rights with respect thereto.  It being expressly understood and agreed that no insurance carrier or any third party shall be entitled to a benefit (i.e., a benefit they would not be entitled to receive had no Distribution occurred or in the absence of the provisions of this Article VIII) by virtue of the provisions hereof.

SECTION 8.8  Scope of Affected Policies of Insurance.  The provisions of this Article VIII relate solely to matters involving property, damage and business interruption, and liability insurance policies and programs, including, without limitation, primary and excess general liability, executive liability, automobile, workers’ compensation, property damage and business interruption, crime and surety insurance policies, and shall not be construed to affect any obligation of or impose any obligation on the Parties with respect to any life, health and accident, dental or medical or any other insurance policies applicable to any of the officers, directors, employees or other representatives of the Parties or their Affiliates.

ARTICLE IX
EXPENSES AND WORKING CAPITAL

SECTION 9.1  Allocation of Expenses.  Except as otherwise provided in this Agreement or any other agreement contemplated hereby, or as otherwise agreed to in writing by the Parties, (i) Kimberly-Clark shall absorb all of the costs associated with the dedication of internal resources and personnel to the transactions contemplated hereby at all times prior to the Distribution Date, (ii) Kimberly-Clark shall pay all fees and expenses that are related directly to the implementation of the Distribution transactions which are incurred or estimated to be inccured on or prior to the Distribution Date and reflected on the Budget (as defined below), and any additional such costs, fees and expenses incurred or estimated to be incurred after the Distribution Date, including any transfer taxes, conveyance, survey and related expenses attributable to the transfer of the Neenah Woodlands, that are reflected on the Budget and (iii) the other fees, costs and expenses reflected on the Budget (collectively, excluding the Debt Issuance Costs, the “Startup Costs”). The Parties prepared a budget reflecting expected Startup Costs of $20.7 million (the “Budget”). Kimberly-Clark and Neenah have agreed in writing on a method of allocating between them responsibility for managing various components of the Budget. In the event that the Startup Costs exceed $20.7 million in the aggregate (such excess, the “Excess Expenses”), the Neenah Parties shall be responsible for the amount by which the aggregate amount of actual Startup Costs that the Parties agree are the responsibility of Neenah to manage exceed the aggregate amount set forth in the Budget for those costs.  Neenah shall either (i) pay any Excess Expenses for which the Neenah Parties are responsible directly to the third party to whom payment is owed or (ii) reimburse Kimberly-Clark to the extent Kimberly-Clark has or will pay Excess Expenses for which any Neenah Party is responsible.  No later than 75 days after the Distribution Date, Kimberly-Clark shall notify Neenah in writing of the amount of any Excess Expenses that Kimberly-Clark has paid or will pay, and the portion thereof that is to be reimbursed pursuant to this Section 9.1, and provide a reasonably detailed accounting of such Excess Expenses. Neenah shall pay to Kimberly-Clark the amount of the Excess Expenses that were paid or will be paid by Kimberly-Clark within 30 days of receipt of such reasonably detailed notice.

SECTION 9.2  Debt Issuance Costs.

(a)           Neenah will be responsible for, and will pay out of the proceeds of the borrowings described in Section 2.8 of this Agreement or otherwise, the Debt Issuance Costs up to the amount equal to the sum of (i) the Target Debt Issuance Costs plus (ii) the Incremental Debt Issuance Costs.

(b)           To the extent that actual Debt Issuance Costs exclusive of the Incremental Debt Issuance Costs exceed the Target Debt Issuance Costs, Kimberly-Clark will be responsible for, and will pay directly or reimburse Neenah, as applicable, the amount of such excess. To the extent that actual Debt Issuance Costs exclusive of the Incremental Debt Issuance Costs are less than the Target Debt Issuance Costs, Neenah Paper will pay to Kimberly-Clark the amount by which Target Debt Issuance Costs exceed the actual Debt Issuance Costs less the Incremental Debt Issuance Costs.

(c)           To the extent that Kimberly-Clark has paid any Debt Issuance Costs on behalf of Neenah prior to the Distribution Date and such costs are included within the Target Debt Issuance Costs, Neenah will reimburse Kimberly-Clark for such amounts on the Distribution Date.

(d)           Amounts to be paid by Kimberly-Clark to Neenah or by Neenah to Kimberly-Clark pursuant to this Section 9.2 will be promptly paid by the Party obligated to pay following receipt of an invoice from the Party entitled to receive the payment which invoice sets forth a reasonably detailed accounting of such payment.

SECTION 9.3  Capital Expenditures True-Up.  Not later than seventy-five days after the Distribution Date, Kimberly-Clark shall determine, based on its accounting records, the amount of actual cash payments for capital expenditures made by Kimberly-Clark and its Affiliates (including the Neenah Parties) in 2004 prior to the Distribution Date in connection with the operation of the Neenah Business (such amount the “Actual Neenah Capital Expenditure Amount”).  Kimberly-Clark shall provide Neenah with written notice of the Actual Neenah Capital Expenditure Amount.  If the Actual Neenah Capital Expenditure Amount exceeds the Pro-Rata Neenah Capital Expenditure Budget by more than $1 million, Neenah shall within five business days of receipt of such written notice pay to Kimberly-Clark by wire transfer of immediately available funds to an account specified in writing by Kimberly-Clark an amount equal to the excess over $1 million.  If the Pro-Rata Neenah Capital Expenditure Budget exceeds the Actual Neenah Capital Expenditure Amount by more than $1 million, Kimberly-Clark shall within five business days of delivery of such written notice pay to Neenah by wire transfer of immediately available funds to an account specified in writing by Neenah an amount equal to such excess over $1 million.

ARTICLE X
INDEMNIFICATION

SECTION 10.1  Release of Pre-Distribution Claims.

(a)           Except as provided in Section 10.1(b), effective as of the Distribution Date, each Party does hereby, on behalf of itself and its respective Subsidiaries and Affiliates, successors and assigns and all Persons who at any time prior to the Distribution Date have been shareholders, directors, officers, agents or employees of either Party (in each case, in their respective capacities as such), remise, release and forever discharge the other Party, its respective Subsidiaries and Affiliates, successors and assigns and all Persons who at any time prior to the Distribution Date have been shareholders, directors, officers, agents or employees of such Party (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, including in connection with the transactions and all other activities to implement the Distribution.

(b)           Nothing contained in Section 10.1(a) shall impair any right of any Person identified in Section 10.1(a) to enforce this Agreement, any Operating Agreement or any agreements, arrangements, commitments or understandings that are specified in Section 2.6 or the Schedule thereto not to terminate as of the Distribution Date, in each case in accordance with its terms.  Nothing contained in Section 10.1(a) shall release any Person from:

(i)            any Liability provided in or resulting from any agreement of the Parties that is specified in Section 2.6 or the Schedule thereto as not to terminate as of the Distribution Date, or any other intercompany arrangement or course of dealing specified in or the Schedule 2.6 thereto as not to terminate as of the Distribution Date;

(ii)           any Liability, contingent or otherwise, assumed, transferred, assigned, retained or allocated to a Party, its Subsidiaries or Affiliates in accordance with, or any other Liability of any Party, its Subsidiaries or Affiliates under this Agreement;

(iii)          any Liability that any Indemnified Party may have with respect to indemnification or contribution pursuant to this Agreement for claims brought against the Parties or their respective Subsidiaries or Affiliates by third Persons, which Liability shall be governed by the provisions of this Article X and, if applicable, the appropriate provisions of the Operating Agreements.

(c)           Neither Party shall make, nor permit any of its Subsidiaries or Affiliates to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or indemnification, against the other Party, or any other Person released pursuant to Section 10.1(a), with respect to any Liability released pursuant to Section 10.1(a).

(d)           It is the intent of each of the Parties by virtue of the provisions of this Section 10.1 to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Distribution Date, between the Parties (including any contractual agreements or arrangements existing or alleged to exist between the Parties on or before the Distribution Date), except as expressly set forth in Section 10.1(b).  At any time, at the reasonable request of either Party, the other Party shall execute and deliver releases reflecting the provisions hereof.

SECTION 10.2  Indemnification by Neenah.  Except as provided in Section 10.5 and except as expressly provided in the Operating Agreements, Neenah shall, and shall cause each of the other Neenah Parties to, indemnify, defend and hold harmless the Kimberly-Clark Parties and each of their Affiliates, directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Kimberly-Clark Indemnified Parties”), from and against any and all Expenses or Losses incurred or suffered by one or more of the Kimberly-Clark Indemnified Parties, in connection with, relating to, arising out of or due to, directly or indirectly, any of the following items:

(a)           any claim that the information included in the Registration Statement or the Information Statement that was supplied by Neenah, is or was false or misleading with respect to any material fact or omits or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, regardless of whether the occurrence, action or other event giving rise to the applicable matter took place prior to or subsequent to the Distribution Date;

(b)           the Neenah Business as conducted by the Kimberly-Clark Parties or their Affiliates or predecessors on or at any time prior to the Distribution Date;

(c)           the Transferred Assets;

(d)           the Assumed Liabilities;

(e)           any claim that the information included in the offering memorandum relating to the Note Offering that was supplied by Neenah is or was false or misleading with respect to any material fact or omits or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, regardless of whether the occurrence, action or other event giving rise to the applicable matter took place prior to or subsequent to the Distribution Date;

(f)            the Neenah Business not being operated in the Ordinary Course prior to the Effective Time as a result of any action or failure to act by (i) any Neenah Party, (ii) any person who served or is serving as a director, officer or employee of any Neenah Party after the Distribution Date, or (iii) any person whose employment and job responsibilities would have resulted in such person serving as a director, officer or employee of any Neenah Party after the Distribution Date had such person not retired or his employment been terminated voluntarily or involuntarily prior to the Distribution Date;

(g)           the use by any Neenah Party after the Distribution of the name “Kimberly-Clark” or any variation thereof, or other Trademarks, tradenames, logos or identifiers using any of such names or otherwise owned by or licensed to any Kimberly-Clark Party; and

(h)           the breach by any Neenah Party of any covenant or agreement set forth in this Agreement, any Operating Agreement or any Conveyancing Instrument,

in each case, regardless of when or where the loss, claim, accident, occurrence, event or happening giving rise to the Expense or Loss took place, or whether any such loss, claim, accident, occurrence, event or happening is known or unknown, or reported or unreported.

SECTION 10.3  Indemnification by Kimberly-Clark.  Except as provided in Section 10.5 and except as expressly provided in the Operating Agreements, Kimberly-Clark shall indemnify, defend and hold harmless the Neenah Party and each of their Affiliates, directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Neenah Indemnified Parties”), from and against any and all Expenses or Losses incurred or suffered by one or more of the Neenah Indemnified Parties in connection with, relating to, arising out of or due to, directly or indirectly, any of the following items:

(a)           the business (other than the Neenah Business) conducted by the Kimberly-Clark Parties or their Affiliates or predecessors on or at any time prior to the Distribution Date;

(b)           the assets owned by the Kimberly-Clark Parties other than the Transferred Assets;

(c)           the Liabilities (including the Retained Liabilities) of the Kimberly-Clark Parties other than the Assumed Liabilities;

(d)           the Neenah Business not being operated in the Ordinary Course prior to the Effective Time as a result of any action or failure to act by any Kimberly-Clark Party or any person who served or is serving as a director, officer or employee of any Kimberly-Clark Party prior to, on or after the Distribution Date, other than a person described in Section 10.2(f)(ii) or (iii);

(e)           the breach by any Kimberly-Clark Party of any covenant or agreement set forth in this Agreement, any Operating Agreement or any Conveyancing Instrument;

(f)            any claim that the information included in the Registration Statement or the Information Statement that was supplied by Kimberly-Clark, is or was false or misleading with respect to any material fact or omits or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, regardless of whether the occurrence, action or other event giving rise to the applicable matter took place prior to or subsequent to the Distribution Date; and

(g)           any claim that the information included in the offering memorandum relating to the Note Offering that was supplied by Kimberly-Clark is or was false or misleading with respect to any material fact or omits or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, regardless of whether the occurrence, action or other event giving rise to the applicable matter took place prior to or subsequent to the Distribution Date, in each case, regardless of when or where the loss, claim, accident, occurrence, event or happening giving rise to the Expense or Loss took place, or whether any such loss, claim, accident, occurrence, event or happening is known or unknown, or reported or unreported.

                Prior to the Distribution Date, the Parties shall negotiate in good faith with the objective to reach a written agreement that states what information in the Registration Statement, the Information Statement and the offering memorandum relating to the Note Offering was supplied by Neenah and what information was supplied by Kimberly-Clark.

SECTION 10.4  Applicability of and Limitation on Indemnification.  EXCEPT AS EXPRESSLY PROVIDED HEREIN, THE INDEMNITY OBLIGATION UNDER THIS ARTICLE X SHALL APPLY NOTWITHSTANDING ANY INVESTIGATION MADE BY OR ON BEHALF OF ANY INDEMNIFIED PARTY AND SHALL APPLY WITHOUT REGARD TO WHETHER THE LOSS, LIABILITY, CLAIM, DAMAGE, COST OR EXPENSE FOR WHICH INDEMNITY IS CLAIMED HEREUNDER IS BASED ON STRICT LIABILITY,

ABSOLUTE LIABILITY, ANY OTHER THEORY OF LIABILITY OR ARISES AS AN OBLIGATION FOR CONTRIBUTION.

SECTION 10.5  Adjustment of Indemnifiable Losses.

(a)           The amount that any Party or any of its Affiliates (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification hereunder (an “Indemnified Party”) shall be reduced by any insurance proceeds and other amounts actually recovered by or on behalf of such Indemnified Party in reduction of the related Expense or Loss.  If an Indemnified Party receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Expense or Loss and subsequently actually receives Insurance Proceeds or other amounts in respect of such Expense or Loss, then such Indemnified Party shall pay to the Indemnifying Party a sum equal to the lesser of (1) the after-tax amount of such Insurance Proceeds or other amounts actually received and (2) the net amount of Indemnity Payments actually received previously.  The Indemnified Party agrees that the Indemnifying Party shall be subrogated to such Indemnified Party under any insurance policy.

(b)           An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto, or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a “windfall” (i.e., a benefit he or she would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof.

(c)           Indemnity Payments (i) shall not be increased to take into account any tax costs incurred by the Indemnified Party arising from any Indemnity Payments from the Indemnifying Party and (ii) shall not be reduced to take into account any tax benefit received by the Indemnified Party arising from the incurrence or payment of any Indemnity Payment.

(d)           Amounts paid by Kimberly-Clark to or for the benefit of Neenah, or by Neenah to or for the benefit of Kimberly-Clark, under this Article X (and under other specified provisions of this Agreement) shall be treated by the Parties, for all applicable tax purposes, as adjustments to the amount of Transferred Assets.

(e)           In the event that an Indemnity Payment shall be denominated in a currency other than United States dollars, the amount of such payment shall be translated into United States dollars using the Foreign Exchange Rate for such currency determined in accordance with the following rules:

(i)            with respect to an Expense or a Loss arising from payment by a financial institution under a guarantee, comfort letter, letter of credit, foreign exchange contract or similar instrument, the Foreign Exchange Rate for such currency shall be determined as of the date on which such financial institution shall have been reimbursed;

(ii)           with respect to an Expense or a Loss covered by insurance, the Foreign Exchange Rate for such currency shall be the Foreign Exchange Rate employed by the insurance company providing such insurance in settling such Expense or Loss with the Indemnifying Party; and

(iii)          with respect to an Expense or a Loss not covered by clause (i) or (ii) above, the Foreign Exchange Rate for such currency shall be determined as of the date that notice of the claim with respect to such Expense or Loss shall be given to the Indemnified Party.

SECTION 10.6  Procedures for Indemnification of Third Party Claims.

(a)           If any third party shall make any claim or commence any arbitration proceeding or suit (collectively, a “Third Party Claim”) against any one or more of the Indemnified Parties with respect to which an Indemnified Party intends to make any claim for indemnification against any Neenah Party under Section 10.2 or against Kimberly-Clark under Section 10.3, such Indemnified Party shall promptly give written notice to the Indemnifying Party describing such Third Party Claim in reasonable detail.  Notwithstanding the foregoing, the failure of any Indemnified Party to provide notice in accordance with this Section 10.6(a) shall not relieve the related Indemnifying Party of its obligations under this Article X, except to the extent that such Indemnifying Party is actually prejudiced by such failure to provide notice.

(b)           The Indemnifying Party shall have 30 days after receipt of the notice referred to in Section 10.6(a) to notify the Indemnified Party that it elects to conduct and control the defense of such Third Party Claim.  If the Indemnifying Party does not give the foregoing notice, the Indemnified Party shall have the right to defend, contest, settle or compromise such Third Party Claim in the exercise of its exclusive discretion subject to the provisions of Section 10.6(c), and the Indemnifying Party shall, upon request from any of the Indemnified Parties, promptly pay to such Indemnified Parties in accordance with the other terms of this Section 10.6(b) the amount of any Expense or Loss resulting from their liability to the third party claimant.  If the Indemnifying Party gives the foregoing notice, the Indemnifying Party shall have the right to undertake, conduct and control, through counsel reasonably acceptable to the Indemnified Party, and at its sole expense, the conduct and settlement of such Third Party Claim, and the Indemnified Party shall cooperate with the Indemnifying Party in connection therewith, provided that (i) the Indemnifying Party shall not thereby permit any lien, encumbrance or other adverse charge to thereafter attach to any asset of any Indemnified Party; (ii) the Indemnifying Party shall not thereby permit any injunction against any Indemnified Party; (iii) the Indemnifying Party shall permit the Indemnified Party and counsel chosen by the Indemnified Party and reasonably acceptable to the Indemnifying Party to monitor such conduct or settlement and shall provide the Indemnified Party and such counsel with such information regarding such Third Party Claim as either of them may reasonably request (which request may be general or specific), but the fees and expenses of such counsel chosen by the Indemnified Party (including allocated costs of in-house counsel and other personnel) shall be borne by the Indemnified Party unless (A) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (B) the named parties to any such Third Party Claim include the Indemnified Party and the Indemnifying Party and in the reasonable opinion of counsel to the Indemnified Party representation of both parties by the same counsel would be inappropriate due to actual or likely conflicts of interest between them, in either of which cases the reasonable fees and disbursements of counsel for such Indemnified Party (including allocated costs of in-house counsel and other personnel) shall be paid by the Indemnified Party; and (iv) the Indemnifying Party shall agree promptly to reimburse to the extent required under this Article X the Indemnified Party for the full amount of any Expense or Loss resulting from such Third Party Claim and all related expenses incurred by the Indemnified Party.  In no event shall the

Indemnifying Party, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment that does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a release from all liability in respect of such claim.

If the Indemnifying Party shall not have undertaken the conduct and control of the defense of any Third Party Claim as provided above, the Indemnifying Party shall nevertheless be entitled through counsel chosen by the Indemnifying Party and reasonably acceptable to the Indemnified Party to monitor the conduct or settlement of such claim by the Indemnified Party, and the Indemnified Party shall provide the Indemnifying Party and such counsel with such information regarding such Third Party Claim as either of them may reasonably request (which request may be general or specific), but all costs and expenses incurred in connection with such monitoring shall be borne by the Indemnifying Party.

(c)           So long as the Indemnifying Party is contesting any such Third Party Claim in its reasonable good faith judgment, the Indemnified Party shall not pay or settle any such Third Party Claim.  Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such Third Party Claim, provided that in such event the Indemnified Party shall waive any right to indemnity therefor by the Indemnifying Party, and no amount in respect thereof shall be claimed as an Expense or a Loss under this Article X.

If the Indemnified Party determines in its reasonable good faith judgment that the Indemnifying Party is not contesting such Third Party Claim in good faith, the Indemnified Party shall have the right to undertake control of the defense of such Third Party Claim upon five days written notice to the Indemnifying Party and thereafter to defend, contest, settle or compromise such Third Party Claim in the exercise of its exclusive discretion.

If the Indemnified Party shall have undertaken the conduct and control of the defense of any Third Party Claim as provided above, the Indemnified Party, on not less than 45 days prior written notice to the Indemnifying Party, may make settlement (including payment in full) of such Third Party Claim, and such settlement shall be binding upon the Parties for the purposes hereof, unless within said 45-day period the Indemnifying Party shall have requested the Indemnified Party to contest such Third Party Claim at the expense of the Indemnifying Party.  In such event, the Indemnified Party shall promptly comply with such request and the Indemnifying Party shall have the right to direct the defense of such claim or any litigation based thereon subject to all of the conditions of Section 10.6(b).  Notwithstanding anything in this Section 10.6(c) to the contrary, if the Indemnified Party, in the good-faith belief that a claim may materially and adversely affect it other than as a result of money damages or other money payments, advises the Indemnifying Party that it has determined to settle a claim, the Indemnified Party shall have the right to do so at its own cost and expense, without any requirement to contest such claim at the request of the Indemnifying Party, but without any right under the provisions of this Article X for indemnification by the Indemnifying Party.

(d)           To the extent that, with respect to any claim governed by Sections 3, 4, 8 and 9 of the Tax Sharing Agreement, there is any inconsistency between the provisions of such Sections 3, 4, 8 and 9 and of this Section 10.6, the provisions of Sections 3, 4, 8 and 9 of the Tax Sharing Agreement shall control with respect to such claim.

SECTION 10.7  Procedures for Indemnification of Direct Claims.  Any claim for indemnification on account of an Expense or a Loss made directly by the Indemnified Party against the Indemnifying Party and that does not result from a Third Party Claim shall be asserted by written notice from the Indemnified Party to the Indemnifying Party specifically claiming indemnification hereunder.  Such Indemnifying Party shall have a period of 45 days after the receipt of such notice within which to respond thereto.  If such Indemnifying Party does not respond within such 45-day period, such Indemnifying Party shall be deemed to have accepted responsibility to make payment and shall have no further right to contest the validity of such claim.  If such Indemnifying Party does respond within such 45-day period and rejects such claim in whole or in part, such Indemnified Party shall be free to pursue resolution as provided in Article XI.

SECTION 10.8  Contribution.  If the indemnification provided for in this Article X is unavailable to an Indemnified Party in respect of any Expense or Loss arising out of or related to information contained in the Registration Statement, the Information Statement or the offering memorandum relating to the Note Offering, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Expense or Loss in such proportion as is appropriate to reflect the relative fault of the Neenah Indemnified Parties, on the one hand, or the Kimberly-Clark Indemnified Parties, on the other hand, in connection with the statements or omissions that resulted in such Expense or Loss.  The relative fault of any Neenah Indemnified Party, on the one hand, and of any Kimberly-Clark Indemnified Party, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission of a material fact relates to information supplied by the Neenah Business or a Neenah Indemnified Party, on the one hand, or by the Retained Business or a Kimberly-Clark Indemnified Party, on the other hand.

SECTION 10.9  Remedies Cumulative.  The remedies provided in this Article X shall be cumulative and, subject to the provisions of Article XI, shall not preclude assertion by an Indemnified Party of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

SECTION 10.10  Survival.  All covenants and agreements of the Parties contained in this Agreement relating to indemnification shall survive the Distribution Date indefinitely, unless a specific survival or other applicable period is expressly set forth herein.

ARTICLE XI
DISPUTE RESOLUTION

SECTION 11.1  Escalation and Mediation.

(a)           The Parties agree to use commercially reasonable efforts to resolve expeditiously any dispute, controversy or claim between them with respect to the matters covered hereby that may arise from time to time on a mutually acceptable negotiated basis.  In furtherance of the foregoing, any Party involved in a dispute, controversy or claim may deliver a notice (an

“Escalation Notice”) demanding an in-person meeting involving representatives of the Parties at a senior level of management of the Parties (or if the Parties agree, of the appropriate strategic business unit or division within such entity).  A copy of any such Escalation Notice shall be given to the General Counsel, or like officer or official, of each Party involved in the dispute, controversy or claim (which copy shall state that it is an Escalation Notice pursuant to this Agreement).  Any agenda, location or procedures for such discussions or negotiations between the Parties may be established by the Parties from time to time; provided, however, that the Parties shall use commercially reasonable efforts to meet within 30 days of the Escalation Notice.

(b)           The Parties may agree to retain a mediator, acceptable to both Parties, to aid the Parties in their discussions and negotiations by informally providing advice to the Parties.  Any opinion expressed by the mediator shall be strictly advisory and shall not be binding on the Parties, nor shall any opinion expressed by the mediator be admissible in any action or proceeding.  The mediator shall be selected by the Party that did not deliver the applicable Escalation Notice from the list of individuals to be supplied to the Parties by JAMS/Endispute, the American Arbitration Association or such entity mutually agreeable to the Parties.  Costs of the mediator shall be borne equally by the Parties involved in the matter, except that each Party shall be responsible for its own expenses.

SECTION 11.2  Continuity of Service and Performance.  Unless otherwise agreed in writing, the Parties will continue to provide service and honor all other commitments under this Agreement and each Operating Agreement during the course of dispute resolution pursuant to the provisions of this Article XI with respect to all matters not subject to such dispute, controversy or claim.

SECTION 11.3  Choice of Forum.  Any mediation hereunder shall take place in Atlanta, Georgia, unless otherwise agreed in writing by the Parties.

SECTION 11.4  Ability to Pursue Other Legal Remedies.   For the avoidance of doubt, nothing in this Article XI shall prevent any Party from pursuing any and all remedies available to it in connection with a dispute relating to this Agreement or any of the Operating Agreements.

ARTICLE XII
ACCESS TO INFORMATION AND SERVICES

SECTION 12.1  Agreement for Exchange of Information.  (a)  At all times from and after the Distribution Date for a period of ten years, as soon as reasonably practicable after written request:  (i) Kimberly-Clark shall afford to Neenah, its Subsidiaries and their authorized accountants, counsel and other designated representatives reasonable access during normal business hours, at Neenah’s expense and provide copies of, all records, books, contracts, instruments, data, documents and other information (collectively, “Information”) in the possession or under the control of Kimberly-Clark immediately following the Distribution Date that relates to Neenah, the Neenah Business or the employees of the Neenah Business; and (ii)

Neenah shall afford to Kimberly-Clark, its Subsidiaries and their authorized accountants, counsel and other designated representatives reasonable access during normal business hours to, or, at Kimberly-Clark’s expense, provide copies of, all Information in the possession or under the control of Neenah immediately following the Distribution Date that relates to Kimberly-Clark, the Retained Business or the employees of Kimberly-Clark; provided, however, that in the event that either Party determines that any such provision of or access to Information could be commercially detrimental, violate any law or agreement or waive any attorney-client privilege, the Parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

(b)           Either Party may request Information under Section 12.1(a) (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities or tax laws) by a Governmental Authority having jurisdiction over the requesting party, (ii) for use in any other judicial, regulatory, administrative, tax or other proceeding or in order to satisfy audit, accounting, claims defense, regulatory filings, litigation, tax or other similar requirements, (iii) for use in compensation, benefit or welfare plan administration or other bona fide business purposes or (iv) to comply with its obligations under this Agreement or any Operating Agreement.

SECTION 12.2  Ownership of Information.  Any Information owned by one Party that is provided to a requesting Party pursuant to Section 12.1 shall be deemed to remain the property of the providing Party.  Unless specifically set forth herein, nothing contained in this Agreement shall be construed to grant or confer rights of license or otherwise in any such Information.

SECTION 12.3  Compensation for Providing Information.  The Party requesting Information agrees to reimburse the providing Party for the reasonable costs, if any, of creating, gathering and copying such Information, to the extent that such costs are incurred for the benefit of the requesting Party.  Except as otherwise specifically provided in this Agreement, such costs shall be computed in accordance with the providing Party’s standard methodology and procedures.

SECTION 12.4  Retention of Records.  To facilitate the possible exchange of Information pursuant to this Article XII after the Distribution Date, the Parties agree to use commercially reasonable efforts to retain all Information in their respective possession or control on the Distribution Date in accordance with the policies and procedures of Kimberly-Clark as in effect on the Distribution Date or such other procedures as may reasonably be adopted by the applicable Party after the Distribution Date.  No party will destroy, or permit any of its Subsidiaries or Affiliates to destroy, any Information that the other Party may have the right to obtain pursuant to this Agreement prior to the seventh anniversary of the date hereof, and thereafter without first using commercially reasonable efforts to notify the other Party of the proposed destruction and giving the other Party the opportunity to take possession of such Information prior to such destruction; provided, however, that in the case of any Information relating to Taxes, such period shall be extended to one year after the expiration of the applicable statute of limitations (giving effect to any extensions thereof).

SECTION 12.5  Limitation of Liability.  No Party shall have any liability to the other Party (i) if any Information exchanged or provided pursuant to this Agreement that is an estimate or forecast, or that is based on an estimate or forecast, is found to be inaccurate, in the absence of gross negligence or willful misconduct by the Party providing such Information, or (ii) if any Information is destroyed after commercially reasonable efforts to comply with the provisions of Section 12.4.

SECTION 12.6  Production of Witnesses.  At all times from and after the Distribution Date, each Party shall use commercially reasonable efforts to make available to the other Party (without cost (other than reimbursement of actual out-of-pocket expenses) to, and upon prior written request of, the other Party) its directors, officers, employees and agents as witnesses to the extent that the same may reasonably be required by the other Party in connection with any legal, administrative or other proceeding in which the requesting Party may from time to time be involved with respect to the Neenah Business, the Retained Business or any transactions contemplated hereby.

SECTION 12.7  Confidentiality.  (a)  From and after the Distribution Date, each of Kimberly-Clark and Neenah shall hold, and shall cause their respective directors, officers, employees, agents, consultants, advisors and other representatives to hold, in strict confidence, with at least the same degree of care that applies to Kimberly-Clark’s confidential and proprietary information pursuant to policies in effect as of the Distribution Date or such other procedures as may reasonably be adopted by the applicable Party after the Distribution Date, all non-public information concerning or belonging to the other Party or any of its Subsidiaries or Affiliates obtained by it prior to the Distribution Date, accessed by it pursuant to Section 12.1, or furnished to it by the other Party or any of its Subsidiaries or Affiliates pursuant to this Agreement or any agreement or document contemplated hereby, including, without limitation, any trade secrets, technology, know-how and other non-public, proprietary intellectual property rights licensed pursuant to the Intellectual Property License Agreements and shall not release or disclose such information to any other Person, except their representatives, who shall be bound by the provisions of this Section 12.7; provided, however, that Kimberly-Clark and Neenah and their respective directors, officers, employees, agents, consultants, advisors and other representatives may disclose such information if, and only to the extent that, (i) a disclosure of such information is compelled by judicial or administrative process or, in the opinion of such Party’s counsel, by other requirements of law (in which case the disclosing Party will provide, to the extent practicable under the circumstances, advance written notice to the other Party of its intent to make such disclosure), or (ii) such Party can show that such information (A) is published or is or otherwise becomes available to the general public as part of the public domain without breach of this Agreement; (B) has been furnished or made known to the recipient without any obligation to keep it confidential by a third party under circumstances which are not known to the recipient to involve a breach of the third party’s obligations to a Party hereto; (C) was developed independently of information furnished to the recipient under this Agreement; or (D) in the case of information furnished after the Distribution Date, was not known to the recipient at the time of the Distribution but became known to the recipient prior to the time of receipt thereof from the other Party.

(b)           Each Party acknowledges that the other Party would not have an adequate remedy at law for the breach by the acknowledging Party of any one or more of the covenants contained in this Section 12.7 and agrees that, in the event of such breach, the other Party may, in addition to the other remedies that may be available to it, apply to a court for an injunction to prevent breaches of this Section 12.7 and to enforce specifically the terms and provisions of this Section.  Notwithstanding any other Section hereof, the provisions of this Section 12.7 shall survive the Distribution Date indefinitely.

SECTION 12.8  Privileged Matters.  (a)  Each of Kimberly-Clark and Neenah agrees to maintain, preserve and assert all privileges, including, without limitation, privileges arising under or relating to the attorney-client relationship (which shall include without limitation the attorney-client and work product privileges), not heretofore waived, that relate to the Neenah Business and the Transferred Assets for any period prior to the Distribution Date (“Privilege” or “Privileges”).  Each Party acknowledges and agrees that any costs associated with asserting any Privilege shall be borne by the Party requesting that such privilege be asserted.  Each Party agrees that it shall not waive any Privilege that could be asserted under applicable law without the prior written consent of the other Party.  The rights and obligations created by this Section 12.8 shall apply to all information relating to the Neenah Business as to which, but for the Distribution, either Party would have been entitled to assert or did assert the protection of a Privilege (“Privileged Information”), including without limitation, (i) any and all information generated prior to the Distribution Date but which, after the Distribution, is in the possession of either Party; and (ii) all information generated, received or arising after the Distribution Date that refers to or relates to Privileged Information generated, received or arising prior to the Distribution Date.

(b)           Upon receipt by either Party of any subpoena, discovery or other request that may call for the production or disclosure of Privileged Information or if either Party obtains knowledge that any current or former employee of Kimberly-Clark or Neenah has received any subpoena, discovery or other request that may call for the production or disclosure of Privileged Information, such Party shall notify promptly the other Party of the existence of the request and shall provide the other Party a reasonable opportunity to review the information and to assert any rights it may have under this Section 12.8 or otherwise to prevent the production or disclosure of Privileged Information.  Each Party agrees that it will not produce or disclose any information that may be covered by a Privilege under this Section 12.8 unless (i) the other Party has provided its written consent to such production or disclosure (which consent shall not be unreasonably withheld), or (ii) a court of competent jurisdiction has entered a final, nonappealable order finding that the information is not entitled to protection under any applicable Privilege.

(c)           Kimberly-Clark’s transfer of books and records and other information to Neenah, and Kimberly-Clark’s agreement to permit Neenah to possess Privileged Information existing or generated prior to the Distribution Date, are made in reliance on Neenah’s agreement, as set forth in Sections 12.7 and 12.8, to maintain the confidentiality of Privileged Information and to assert and maintain all applicable Privileges.  The access to information being granted pursuant to Section 12.1, the agreement to provide witnesses and individuals pursuant to Section 12.6 and the transfer of Privileged Information to Neenah pursuant to this Agreement shall not be deemed a waiver of any Privilege that has been or may be asserted under this Section 12.8 or otherwise.  Nothing in this Agreement shall operate to reduce, minimize or condition the rights granted to Kimberly-Clark in, or the obligations imposed upon Neenah by, this Section 12.8.

ARTICLE XIII
MISCELLANEOUS

SECTION 13.1  Entire Agreement.  This Agreement and the Operating Agreements, including the Schedules and Exhibits referred to herein and therein and the documents delivered pursuant hereto and thereto, constitute the entire agreement between the Parties with respect to the subject matter contained herein or therein, and supersede all prior agreements, negotiations, discussions, understandings, writings and commitments between the Parties with respect to such subject matter.

SECTION 13.2  Choice of Law and Forum.  This Agreement shall be governed by and construed and enforced in accordance with the substantive laws of the State of Delaware and the federal laws of the United States of America applicable therein, as though all acts and omissions related hereto occurred in Delaware.

SECTION 13.3  Amendment.  This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the Parties.

SECTION 13.4  Waiver.  Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party or Parties entitled to the benefit thereof.  Any such waiver shall be validly and sufficiently given for the purposes of this Agreement if, as to any Party, it is in writing signed by an authorized representative of such Party.  The failure of any Party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, or in any way to affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

SECTION 13.5  Partial Invalidity.  Wherever possible, each provision hereof shall be interpreted in such a manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

SECTION 13.6  Execution in Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by and delivered to each of the Parties.

SECTION 13.7  Successors and Assigns.  This Agreement and each Operating Agreement shall be binding upon and inure to the benefit of the Parties hereto and thereto, respectively, and their successors and permitted assigns; provided, however, that the rights and obligations of either Party under this Agreement and each Operating Agreement shall not be assignable by such Party without the prior written consent of the other Party.  The successors and permitted assigns hereunder shall include, without limitation, any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger, liquidation (including successive mergers or liquidations) or otherwise).

SECTION 13.8  Third Party Beneficiaries.  Except to the extent otherwise provided in Article X or in any Operating Agreement, the provisions of this Agreement and each Operating Agreement are solely for the benefit of the Parties and their respective Affiliates, successors and permitted assigns and shall not confer upon any third Person any remedy, claim, liability, reimbursement or other right in excess of those existing without reference to this Agreement or any Operating Agreement.  Nothing in this Agreement or any Operating Agreement shall obligate Kimberly-Clark or Neenah to assist any Neenah Employee to enforce any rights such employee may have with respect to any of the employee benefits described in this Agreement.

SECTION 13.9  Notices.  All notices, requests, claims, demands and other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (i) when delivered personally, (ii) if transmitted by facsimile when confirmation of transmission is received, (iii) if sent by registered or certified mail, postage prepaid, return receipt requested, on the third business day after mailing or (iv) if sent by private courier when received; and shall be addressed as follows:

If to Kimberly-Clark, to:

Kimberly-Clark Corporation
351 Phelps Drive
Irvin, Texas 75309
Attention: General Counsel
Facsimile: 972-281-1492

If to Neenah, to:

Neenah Paper, Inc.
Preston Ridge III, Suite 600
3460 Preston Ridge Road
Alpharetta, Georgia 30005
Attention: General Counsel
Facsimile: (678) 518-3283

or to such other address as such Party may indicate by a notice delivered to the other Party.

SECTION 13.10  Performance.  Each Party shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party.

SECTION 13.11  Force Majeure.  No Party shall be deemed in default of this Agreement to the extent that any delay or failure in the performance of its obligations under this Agreement results from any cause beyond its reasonable control and without its fault or negligence, including, without limitation, acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment.  In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay.

SECTION 13.12  No Public Announcement.  Neither Kimberly-Clark nor Neenah shall, without the approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such Party shall be so obligated by law or the rules of any stock exchange or quotation system, in which case the other Party shall be advised and the Parties shall use commercially reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with the accounting and SEC disclosure obligations or the rules of any stock exchange.

SECTION 13.13  Termination.  Notwithstanding any provisions hereof, this Agreement may be terminated and the Distribution abandoned at any time prior to the Distribution Date by and in the sole discretion of the Board of Directors of Kimberly-Clark without the prior the approval of any Person.  In the event of such termination, this Agreement shall forthwith become void and no Party shall have any liability to any Person by reason of this Agreement, except that Kimberly-Clark shall be liable for any costs and expenses, including reasonable attorneys’ fees, prior to or arising out of such termination.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their authorized representatives as of the date first above written.

KIMBERLY-CLARK CORPORATION

By:	/s/ Thomas J. Falk
Name:Thomas J. Falk
Title:Chairman and Chief Executive Officer

NEENAH PAPER, INC.

By:	/s/ Sean T. Erwin
Name:Sean T. Erwin
Title:Chairman, President and Chief Executive Officer